UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Monogram Residential Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MONOGRAM RESIDENTIAL TRUST, INC.

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	10:00 a.m. local time on June 29, 2016.

PLACE:	Granite Park One, 5800 Granite Parkway, Suite 290, Plano, Texas 75024. Directions to the meeting can be obtained by calling 469.250.5500.

ITEMS OF BUSINESS:

(1)         To elect nine individuals to serve on the board of directors until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

(2)         To hold a non-binding, advisory vote on the compensation of our named executive officers.

(3)         To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016.

(4)         To transact such other business as may properly come before the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments or postponements thereof.

RECORD DATE:	You may vote if you were a stockholder of record as of the record date, the close of business on April 15, 2016.

ANNUAL REPORT:

This proxy statement, proxy card, and our Annual Report for the year ended December 31, 2015 (the “2015 Annual Report”) are first being made available to stockholders of record on or about April 26, 2016.

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:	The proxy statement, including a form of proxy, and the 2015 Annual Report are available online at www.proxyvote.com or on our website at www.monogramres.com.

PROXY VOTING:

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy as soon as possible. You may submit your proxy for the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the pre-addressed, postage-paid envelope provided or by using the telephone or the Internet. For specific instructions on how to vote your shares, please refer to the instructions on the proxy card.

By Order of the Board of Directors,

Daniel J. Rosenberg
Senior Vice President, General Counsel and Secretary

April 26, 2016
Plano, Texas

MONOGRAM RESIDENTIAL TRUST, INC.

5800 Granite Parkway, Suite 1000

Plano, Texas 75024

PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 29, 2016

i

ii

Annual Meeting Information and Purpose of Proxy Statement

We are providing these proxy materials in connection with the solicitation by the board of directors of Monogram Residential Trust, Inc. (“Monogram Residential Trust,” the “Company,” “we,” “our” or “us”), a Maryland corporation, of proxies for use at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 29, 2016, at 10:00 a.m. local time at Granite Park One, 5800 Granite Parkway, Suite 290, Plano, Texas 75024, and at any adjournments or postponements thereof for the purposes set forth in the accompanying Notice of 2016 Annual Meeting of Stockholders (the “Notice of 2016 Annual Meeting”).

This proxy statement (the “Proxy Statement”), which includes the Notice of 2016 Annual Meeting, the accompanying form of proxy and voting instructions, as well as our Annual Report for the year ended December 31, 2015 (the “2015 Annual Report”), are first being mailed or given to stockholders beginning on or about April 26, 2016.

Annual Report

Our 2015 Annual Report, which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission (the “SEC”), is enclosed with this Proxy Statement.

Our Annual Report on Form 10-K, as filed with the SEC, may be accessed online through our website at www.monogramres.com or through the SEC’s website at www.sec.gov.  In addition, you may request a copy of our Annual Report on Form 10-K by writing or telephoning us at the following address or telephone number:  5800 Granite Parkway, Suite 1000, Plano, Texas 75024, 469.250.5500.  If requested by stockholders, we will also provide copies of exhibits to our Annual Report on Form 10-K for a reasonable fee.

Stockholders Entitled to Vote

Holders of our common stock at the close of business on April 15, 2016 (the “Record Date”) are entitled to receive the accompanying notice and to vote their shares at the Annual Meeting.  As of the Record Date, there were 166,754,309 shares of our common stock outstanding.  Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Holders of our Series A Preferred Stock (as defined herein) at the close of business on April 15, 2016 (the “Record Date”) are entitled to receive the accompanying notice and to vote their shares at the Annual Meeting.  As of the Record Date, there were 10,000 shares of our Series A Preferred Stock outstanding.  Each share of Series A Preferred Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

HOW TO VOTE IF YOU ARE A STOCKHOLDER OF RECORD

Your vote is important.  You can save us the expense of a second mailing by voting promptly.

To vote by proxy, simply mark your proxy card, date and sign it, and return it in the pre-addressed, postage-paid envelope provided.  Voting by proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person.  If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

All proxies that have been properly authorized and not revoked will be voted at the Annual Meeting.  If you submit a proxy but do not indicate any voting instructions, the shares represented by that proxy will be voted: (1) FOR the election of each of the nine director nominees named herein; (2) FOR the approval of the compensation of our named executive officers; and (3) FOR the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2016.  With respect to any other business that may properly come before the stockholders for a vote at the Annual Meeting, your shares will be voted in the discretion of the holders of the proxy.

Quorum Requirement and Required Vote

Each share of common stock outstanding on the Record Date is entitled to one vote on all matters coming before the Annual Meeting.  If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well.  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.  A stockholder may withhold his or her vote in the election of directors or abstain with respect to each other item submitted for stockholder approval.  Withheld votes, abstentions and broker non-votes (discussed below) will be counted as present and entitled to vote for purposes of determining the existence of a quorum but will not be counted as votes cast.

A broker “non-vote” occurs when a broker holding stock on behalf of a beneficial owner submits a proxy but does not vote on a non-routine proposal because the broker does not have discretionary power with respect to that item and has not received instructions from the beneficial owner. Under SEC rules, brokers may not exercise discretionary voting in uncontested director elections at stockholder meetings, meaning that brokers may not give a proxy to vote with respect to an election of directors without receiving voting instructions from a beneficial owner. Brokers also may not exercise discretionary voting with respect to non-binding, advisory votes on the compensation of our named executive officers. Beneficial owners of shares held in broker accounts are advised that, if they do not timely provide instructions to their broker, their shares will not be voted in connection with these proposals at the Annual Meeting.  However, even without such instructions, the shares of beneficial owners will be treated as present for the purposes of establishing a quorum if the broker votes such shares on the ratification of the appointment of Deloitte as our independent registered public accounting firm for the year ending 2016.

Under our bylaws, the affirmative vote of the holders of a majority of the total votes cast for and affirmatively withheld as to each nominee for director is required to elect such nominee. Under Maryland law, abstentions and broker non-votes are not treated as votes cast. Accordingly, an abstention or broker non-vote will have no effect on the result of the vote.

A majority of the votes cast on the proposal at the Annual Meeting is required for the approval, on an advisory basis, of the compensation of our named executive officers. Under Maryland law, abstentions and broker non-votes are not treated as votes cast. Accordingly, an abstention or broker non-vote will have no effect on the result of the vote.

A majority of the votes cast on the proposal at the Annual Meeting is required for the ratification of the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2016. Under Maryland law, abstentions and broker non-votes are not treated as votes cast. Accordingly, an abstention or broker non-vote will have no effect on the result of the vote.

Proxy Voting By Telephone or Internet

Stockholders of record who live in the United States may authorize proxies by following the “Vote by Phone” instructions on their proxy cards. Stockholders of record with Internet access may also submit proxies by following the “Vote by Internet” instructions on their proxy cards.  The telephone and Internet voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to authorize a proxy and confirm that their instructions have been properly recorded.

Please refer to the enclosed proxy card for instructions.  If you choose not to authorize a proxy by telephone or Internet, please complete, sign and return the paper proxy card in the pre-addressed, postage-paid envelope provided with this Proxy Statement.

Voting on Other Matters

Our board of directors does not presently intend to bring any business before the Annual Meeting other than the specific proposals discussed in this Proxy Statement and specified in the Notice of 2016 Annual Meeting.  If other matters are properly presented at the Annual Meeting for consideration and if you properly submit your vote by proxy, the persons named in the proxy will have the discretion to vote on those matters for you.  As of the date of this Proxy Statement, we are not aware of any other matters to be raised at the Annual Meeting.

Revocation of Proxies

You can revoke your proxy at any time before it is voted by:

•                  providing written notice of such revocation to the Secretary of the Company;

•                  signing and submitting a new proxy card with a later date;

•                  authorizing a new proxy by telephone or Internet (your latest telephone or Internet proxy will be counted); or

•                  attending and voting your shares in person at the Annual Meeting.  Attending the Annual Meeting will not revoke your proxy unless you specifically so request.

Information Regarding Tabulation of the Vote

Broadridge Financial Solutions, Inc. (“Broadridge”) will tabulate all votes cast at the Annual Meeting and will act as inspector of election at the Annual Meeting.

Proxy Solicitation

The cost of solicitation of proxies for the Annual Meeting will be paid by us. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. We will also request persons, firms, and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. We have engaged MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, a third-party proxy solicitation firm. We anticipate that the cost of such third-party proxy solicitation, which will be borne by the Company, will be approximately $10,000 plus reasonable out-of-pocket expenses.

MANAGEMENT OF OUR COMPANY

Board of Directors

Our board of directors has oversight responsibility for our operations and makes all major decisions concerning our business.  The Company is currently governed by an eleven-member board of directors.  The current members of our board of directors are Mark T. Alfieri, Sami S. Abbasi, Roger D. Bowler, David D. Fitch, Tammy K. Jones, Jonathan L. Kempner, W. Benjamin Moreland, E. Alan Patton, Timothy J. Pire, Robert S. Aisner and Michael D. Cohen. The term of each of our directors expires at the Annual Meeting.  At the Annual Meeting, directors will be elected to hold office for a one-year term expiring at the 2017 annual meeting of stockholders or until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. Any director appointed to our board of directors to fill a vacancy will hold office for a term expiring at the next annual meeting of stockholders following such appointment.

Led by our Nominating and Corporate Governance Committee, our board of directors remains focused on ensuring a smooth transition if and when directors decide to retire or otherwise leave the board of directors. This focus allows our board of directors to ensure that the composition of the board is periodically refreshed so that, taken as a whole, our board of directors has the desired mix of expertise, experience, reputation and diversity necessary for our strategic mission and operating environment, as well as the knowledge, ability and independence to continue to deliver the high standard of governance expected by our investors.

Over the last several months, we have added new independent directors to our board of directors, including the addition of Mr. Pire in March, 2016, Ms. Jones in April, 2016 and Mr. Moreland in May, 2016. Upon the recommendation of our Nominating and Corporate Governance Committee, our board of directors nominated the following incumbent directors for election at the Annual Meeting: Mark T. Alfieri, David D. Fitch, Tammy K. Jones, Jonathan L. Kempner, W. Benjamin Moreland, E. Alan Patton, Timothy J. Pire, Robert S. Aisner and Michael D. Cohen. Messrs. Abbasi and Bowler will not be standing for re-election to our board of directors at the Annual Meeting.  Upon the expiration of the term of each of Messrs. Abbasi and Bowler as directors at the Annual Meeting, the number of directors that will constitute our board of directors will be decreased from eleven to nine.

Biographical information about each of our nominees for director and the experience, qualifications, attributes and skills considered by our Nominating and Corporate Governance Committee and the board of directors in determining that the nominee should serve as a director appears below. For additional information about how we identify and evaluate nominees for director, see “Corporate Governance — Selection of Director Nominees.”

Name	Position(s)	Age
Mark T. Alfieri	Chief Executive Officer, President, Chief Operating Officer and Director	54
David D. Fitch	Director*	62
Tammy K. Jones	Director*	50
Jonathan L. Kempner	Director*	65
W. Benjamin Moreland	Director*	52
E. Alan Patton	Chairman of the Board and Director*	53
Timothy J. Pire	Director*	54
Robert S. Aisner	Director**	69
Michael D. Cohen	Director**	42

*Indicates status as an independent director.

**Indicates status as a Behringer Nominee.  Subject to certain conditions, Behringer Harvard Holdings, LLC and its affiliates (collectively, “Behringer”) have the right to designate two nominees (the “Behringer Nominees”) to serve as our directors, subject to an aggregate limit of two Behringer Nominees serving on the board of directors at any time. For more information on Behringer Nominees see “Corporate Governance—Selection of Director Nominees—Behringer Nominees.”

Mark T. Alfieri has served as our Chief Executive Officer since June 30, 2014, our President since July 31, 2013, our Chief Operating Officer since our inception in 2006, and as one of our directors since May 2014.  Mr. Alfieri served as Chief Operating Officer of Behringer entities that served as our former advisor and our former property manager, from September 2006 and March 2008, respectively, to July 31, 2013. Prior to joining Behringer in May 2006, from January 1999 to April 2006 Mr. Alfieri was Senior Vice President of AMLI Residential Properties Trust (“AMLI”), formerly a New York Stock Exchange-listed REIT, where he directed investment activities for the Southwest region. During his seven-year tenure at AMLI, Mr. Alfieri consummated multifamily transactions in excess of $2.5 billion. From 2000 to 2006, Mr. Alfieri was a member of CEC, AMLI’s senior executive committee. In February 2006, AMLI merged into an indirect subsidiary of Morgan Stanley Real Estate’s Prime Property Fund, and the consideration paid for AMLI represented a 20.7% premium over the closing price of its common shares on the last full trading day prior to the public announcement of the merger. From 1991 until 1998, Mr. Alfieri was President and Chief Executive Officer of Revest Group, Inc., a regional full service investment company. Revest was engaged in the acquisition and development of multifamily and commercial properties as a sponsor/general partner on behalf of international and domestic private investors. Mr. Alfieri also was President and Chief Executive Officer of Revest Management Services. Revest Management Services fee managed office, mini-storage and multifamily properties. Mr. Alfieri graduated from Texas A&M with a Bachelor of Business Administration degree in Marketing. Mr. Alfieri is a licensed Real Estate Broker in the State of Texas. Since 2002, Mr. Alfieri has served during various years and currently serves on the board of directors of the National Multi Housing Council. In 2011 Mr. Alfieri was honored as Executive of the Year by Multifamily Executive magazine.

Our board of directors has concluded that Mr. Alfieri is qualified to serve as one of our directors for reasons including his past experience serving as our Chief Executive Officer, President, and Chief Operating Officer.  Mr. Alfieri also has significant experience and expertise in making multifamily investments as well as in overseeing the operations and management of multifamily communities.

David D. Fitch has served as one of our independent directors since May 2014. Until his retirement in June 2012, Mr. Fitch served as President (from July 2004) and Chief Executive Officer (from March 2005) of Gables Residential Trust (“Gables”), a former New York Stock Exchange-listed multifamily real estate investment trust (“REIT”), and in this capacity oversaw all investments, operations, administration and management of the company.  In addition, from March 2005 through June 2012, Mr. Fitch also served on the board of directors of Gables, and from August 2002 through June 2004, Mr. Fitch served as Chief Investment Officer of Gables.  Prior to joining Gables, Mr. Fitch served as President of St. Joe Commercial, a division of the St. Joe Company (NYSE: “Joe”). Mr. Fitch was also partner of the Paragon Group and spent the first 10 years of his career as a development officer with Cadillac Fairview in multiple cities in the United States. Mr. Fitch is a former board member of the Lion Gables Apartment Fund, L.P., the National Multi Housing Council, and Tideland Signal Corporation. Mr. Fitch currently serves as a trustee for several nonprofit organizations, including the Houston Parks Board, MATCH, and the Admiral Nimitz Foundation.  In addition, he serves on the advisory councils of the Menil Foundation and the national council of the Student Conservation Association. Mr. Fitch is a member of the Urban Land Institute. Mr. Fitch holds a Bachelor of Arts degree from Colorado College.

Our board of directors has concluded that Mr. Fitch is qualified to serve as one of our directors for reasons including his past experience serving as President, Chief Executive Officer and a director of Gables, formerly a publicly traded REIT. Mr. Fitch also has significant experience in overseeing the operations and management of multifamily communities, as well as capital markets and investment experience.

Tammy K. Jones has served as one of our independent directors since April 2016.  Since 2009, Ms. Jones has served as both Principal and President of Basis Investment Group (“Basis”), a multi-strategy commercial real estate investment platform she founded with JEMB Realty Corporation that acquires and originates a variety of senior and subordinated loans, preferred equity and joint venture equity positions on behalf of its investors.  Under her leadership, Basis has succeeded in closing nearly $2.5 billion in commercial real estate debt and structured equity related investments across the United States. Prior to joining Basis, Ms. Jones worked at CWCapital LLC (“CW”) from 2004 to 2009, serving as head of CW’s fixed and floating rate Capital Markets Lending Division and closing approximately $6 billion in investments.  Between 1997 and 2004, Ms. Jones was a Senior Vice President of Commercial Capital Initiatives, Inc., a GMACCM subsidiary (now Berkadia) (“GMAC”) and part of the leadership team responsible for creating GMAC’s Capital Markets lending division.  Prior to her seven years with GMAC, she held various positions on the equity and asset management side of the business at commercial real estate investment companies including Equitable Real Estate and AMRESCO Management, Inc.

Ms. Jones currently sits on the Board of Directors for the Real Estate Executive Council and is also a board member and Treasurer of The New Agenda, a leadership organization for women, and a member of the President’s Council of Cornell Women.  Ms. Jones holds a BA in Economics from Cornell University and an MBA with a concentration in Real Estate Finance from Georgia State University.

Our board of directors has concluded that Ms. Jones is qualified to serve as one of our directors for reasons including her more than 23 years of experience in the commercial real estate industry.  Ms. Jones is a seasoned veteran in commercial real estate investments, capital markets, and structured finance.

Jonathan L. Kempner has served as one of our independent directors since November 2008. In October 2009, Mr. Kempner became the President of Tiger 21, LLC, a peer-to-peer learning group for high-net-worth investors. Prior to this, Mr. Kempner was President and Chief Executive Officer of the Mortgage Bankers Association (“MBA”) from April 2001 to December 2008. MBA is the national association representing the real estate finance industry with over 2,400 member companies, including mortgage companies, mortgage brokers, commercial banks, thrifts life insurance companies and others in the mortgage lending field. In addition, Mr. Kempner served on MBA’s board of directors (ex officio) and on the board of its business development affiliate, Lender Technologies Corp.

Prior to assuming his role at the MBA, for 14 years, Mr. Kempner was President of the National Multi Housing Council, a leading trade association representing apartment owners, managers, developers, lenders and service providers. Previously, from 1983 to 1987, Mr. Kempner was Vice President and General Counsel of Oxford Development Corp., a privately owned real estate services firm in Maryland, with a focus on commercial real estate development, asset and property management, brokerage and investment advisory services. From 1982 to 1983, Mr. Kempner served as Assistant Director and General Counsel of the Pennsylvania Avenue Development Corp., a federally owned real estate firm. From 1981 to 1982, Mr. Kempner also served as Assistant General Counsel to the Charles E. Smith Companies, a significant owner and developer of apartment complexes.

Mr. Kempner practiced law with Fried Frank, a leading international commercial law firm, from 1977 to 1980 immediately following a clerkship for U.S. District Judge David W. Williams of the Central District of California. Mr. Kempner also served as a Special Consultant to the U.S. Department of the Treasury Office of Capital Markets and as a Staff Assistant to the Subcommittee on Representation of Citizen Interests of the U.S. Senate Committee on the Judiciary and in the office of Sen. Abraham Ribicoff.

Mr. Kempner holds a bachelor’s degree from the University of Michigan (high honors and high distinction, Phi Beta Kappa) and a law degree from Stanford University Law School, where he served on the Stanford Law Review. Mr. Kempner is on the board of directors of a nonprofit organization, the Ciesla Foundation.

Our board of directors has concluded that Mr. Kempner is qualified to serve as one of our directors for reasons including his 21 years of combined experience heading the MBA and the National Multi Housing Council and his prior experience as a director. With this background, Mr. Kempner brings to our board of directors substantial insight and experience with respect to the multifamily real estate and mortgage industries. In addition, Mr. Kempner has substantial experience acting as an attorney and general counsel, which brings a unique perspective to our board of directors. Mr. Kempner also remains active in the professional and charitable communities.

W. Benjamin Moreland has been appointed to serve as one of our independent directors effective May 1, 2016.  Since July 2008, Mr. Moreland has served as President and Chief Executive Officer (“CEO”) of Crown Castle International Corp. (“Crown Castle”) and as a member of the board of directors of Crown Castle since August 2006.  On June 1, 2016, Mr. Moreland will assume the role of Executive Vice Chairman of Crown Castle, pursuant to an internal CEO succession plan.  An S&P 500 company, Crown Castle (NYSE: CCI) is a leading provider of wireless infrastructure, one of the largest REITs in the United States, owns and operates over 40,000 distributed antenna system facilities and has over 3,000 employees operating essential real estate serving wireless carriers’ national networks. Prior to his appointment as President and CEO, Mr. Moreland served as Executive Vice President and Chief Financial Officer of Crown Castle from February 2004 to June 2008 and was appointed Chief Financial Officer and Treasurer in April 2000. Mr. Moreland joined Crown Castle in 1999 after 15 years with Chase Manhattan Bank and predecessor banks, primarily in corporate finance and real estate investment banking. Mr. Moreland is a member of the board and former Chairman of the Board of PCIA-The Wireless Infrastructure Association and also serves on the boards of directors of Calpine Corporation (NYSE: CPN), the Greater Houston Partnership and Houston Methodist Hospital. Mr. Moreland is a member of the Executive Board of the National Association of Real Estate Investment Trusts (NAREIT) and is a member of the University of Texas McCombs School of Business

Advisory Council.  Mr. Moreland holds a BBA from The University of Texas at Austin and an MBA from The University of Houston.

Our board of directors has concluded that Mr. Moreland is qualified to serve as one of our directors for reasons including his varied executive experience (including as Chief Financial Officer, President and Chief Executive Officer of Crown Castle), his service as a director on public company boards, his extensive knowledge and understanding of our business and real estate investment trusts, his financial and transactional acumen, and his strategic insight.

E. Alan Patton has served as one of our independent directors since November 2006 and Chairman of the Board since September 20, 2013. In May 2013, Mr. Patton became the President of The Morgan Group, Inc. (“Morgan”), a multifamily development and management company, where Mr. Patton is responsible for Morgan’s day-to-day operations. From January 2011 to April 2013, Mr. Patton served as Senior Managing Director of Hines Interests Limited Partnership (“Hines”), an international real estate firm. Mr. Patton’s main focus at Hines was to expand the firm’s multifamily development activity throughout the United States with involvement in site sourcing, product design, development and capital raising and financing. From 1998 to January 2011, Mr. Patton served as President of Morgan. From 1990 to 1998, Mr. Patton was the Managing Director of the Chase Bank of Texas Realty Advisory Group (formerly known as Texas Commerce Realty Advisors). During his eight-year tenure at Chase Bank, Mr. Patton developed and managed Chase’s Real Estate Mezzanine Financing product and worked in the Real Estate Workout/Restructuring Group and the Commercial Real Estate Lending Group.

Mr. Patton previously served as a Project Manager with a Houston-based commercial general contractor, Miner-Dederick Companies, Inc., where he managed office and medical building construction projects nationwide for eight years. Mr. Patton attended Harding University and the University of Houston, from which he received his Bachelor in Science-Finance degree and his Masters of Business Administration. Mr. Patton is on the board of directors of the National Multi Housing Council and is a council member of the Urban Land Institute.

Our board of directors has concluded that Mr. Patton is qualified to serve as one of our directors for reasons including his significant real estate and real estate finance experience. He provides valuable knowledge and insight with respect to multifamily investment and management issues. In addition, his expertise in the real estate finance markets complements that of our other board members. Mr. Patton is also active in the professional community.

Timothy J. Pire has served as one of our independent directors since March 2016.  Mr. Pire served as a Managing Director at Heitman LLC (“Heitman”), a Chicago based real estate investment management firm, from June 1992 to December 2015.  At Heitman, Mr. Pire was responsible for analyzing and managing portfolios of publicly traded real estate securities and operating the real estate securities business unit within the broader Heitman platform.  During his tenure at Heitman, Mr. Pire served as a member of Heitman’s Management Committee, Board of Directors, Compensation Committee and Proxy Committee and from 2006 to 2015, Mr. Pire was a member of  Heitman’s Global Real Estate Securities Investment Committee.  In addition, from 2014 to 2015, Mr. Pire was the head of Global Investment Strategy and Risk for the real estate securities business unit at Heitman and oversaw Heitman’s securities investments in Canada, Latin America and South America.

Prior to his employment at Heitman, from September 1990 to May 1992, Mr. Pire served as an associate appraiser for Lyon, Skelte and Speirs, an appraisal firm located in Seattle, Washington, where Mr. Pire was responsible for appraisals of commercial properties on the west coast.  From 1995 to 1998, Mr. Pire served as a senior credit analyst for US Bank Corporation, based in Milwaukee, Wisconsin.

Mr. Pire received his Masters of Science in Real Estate & Urban Land Economics from the University of Wisconsin, Madison and his Bachelors in Business Administration, majoring in finance, from the University of Wisconsin, Madison.  Mr. Pire is a Chartered Financial Analyst (CFA) and a member of the CFA Society of Chicago, a member of the National Association of Real Estate Investment Trust and a member of the National Association of Corporate Directors where he serves as a Governance Fellow.

Our board of directors has concluded that Mr. Pire is qualified to serve as one of our directors for reasons including his significant experience in public real estate securities and real estate investment and finance markets.  In addition, Mr. Pire is active in the REIT industry and has valuable expertise in corporate governance matters gained through his many years of service at Heitman.

Robert S. Aisner has served as one of our directors since December 2007 and is a Behringer Nominee.  Mr. Aisner was our Chief Executive Officer from December 2007 to June 30, 2014, and during this time also served as Chief Executive Officer of Behringer. In addition, Mr. Aisner serves as a director and Chairman of the Board of Behringer Harvard Opportunity REIT II, Inc. (“Behringer Harvard Opportunity REIT II”). Mr. Aisner is also Chief Executive Officer of Behringer Harvard Holdings, LLC, an affiliate of the Behringer companies. Mr. Aisner has over 30 years of commercial real estate experience. In addition to Mr. Aisner’s commercial real estate experience, as an officer and director of Behringer-sponsored programs and their advisors, Mr. Aisner has overseen the acquisition, structuring and management of various types of real estate-related loans, including mortgages and mezzanine loans. From 1996 until joining Behringer in 2003, Mr. Aisner served as: (1) Executive Vice President of AMLI Residential Properties Trust (“AMLI”), formerly a New York Stock Exchange-listed REIT focused on the development, acquisition and management of upscale apartment communities and served as advisor and asset manager for institutional investors with respect to their multifamily real estate investment activities; (2) President of AMLI Management Company, which oversaw all of AMLI’s apartment operations in 80 communities; (3) President of the AMLI Corporate Homes division that managed AMLI’s corporate housing properties; (4) Vice President of AMLI Residential Construction, a division of AMLI that performed real estate construction services; and (5) Vice President of AMLI Institutional Advisors, the AMLI division that served as institutional advisor and asset manager for institutional investors with respect to their multifamily real estate activities. Mr. Aisner also served on AMLI’s executive committee and investment committee. During Mr. Aisner’s tenure, AMLI was actively engaged in real estate debt activities, some of which were similar to our current loan structures. From 1994 until 1996, Mr. Aisner owned and operated Regents Management, Inc., which had both a multifamily development and construction group and a general commercial property management group. From 1984 to 1994, Mr. Aisner served as Vice President of HRW Resources, Inc., a real estate development and management company. Mr. Aisner received a Bachelor of Arts degree from Colby College and a Masters of Business Administration degree from the University of New Hampshire.

Our board of directors has concluded that Mr. Aisner is qualified to serve as one of our directors for reasons including his over 30 years of commercial real estate experience. This experience allows him to offer valuable insight and advice with respect to our investments and investment strategies. In addition, as a director of Behringer Harvard Opportunity REIT II, he has an understanding of the requirements of serving on a public company board.

Michael D. Cohen has served as one of our directors since March 2016 and is a Behringer Nominee.  Mr.  Cohen is President and a member of the Board of Managers of Behringer Harvard Holdings, LLC.  In this role, Mr. Cohen oversees the company’s multi-channel distribution network and is integrally involved in expanding the platform of specialized investment products offered through Provasi Capital Partners LP. Mr. Cohen serves as a director of Behringer-sponsored investment programs including Behringer Harvard Opportunity REIT I, Inc. (“Behringer Harvard Opportunity REIT I”) and Behringer Harvard Opportunity REIT II. Mr. Cohen is executive vice president of the advisor of Behringer’s co-sponsored public funds with Prospect Capital Management LLC, which include Priority Income Fund, Inc. and Pathway Energy Infrastructure Fund, Inc. He serves as executive vice president of Behringer Net Lease Advisors, LLC—the sponsor of the company’s series of multi-strategy 1031 Delaware statutory trust offerings and separately managed accounts for qualified investors. Mr. Cohen is also President of Vertical Capital Income Fund.

Mr. Cohen joined Behringer in 2005 from Crow Holdings, the investment office of the Trammell Crow Company, where he concentrated on the acquisition and management of the firm’s office, retail, and hospitality assets. Mr. Cohen began his career in 1997 at Harvard Property Trust and Behringer Partners, predecessor companies to Behringer. Mr. Cohen received a Bachelor of Business Administration degree from the University of the Pacific in Stockton, California, and a Master’s degree in Business and Finance from Texas Christian University in Fort Worth, Texas. Mr. Cohen is a member of the Association of Foreign Investors in Real Estate.

Our board of directors has concluded that Mr. Cohen is qualified to serve as one of our directors for reasons including his significant commercial real estate experience as well as his service as a director and manager of various Behringer entities.

Executive and Senior Officers

The following are our executive and senior officers:

Name	Position(s)	Age
Mark T. Alfieri	Chief Executive Officer, President, Chief Operating Officer and Director	54
Daniel Swanstrom, II	Executive Vice President and Chief Financial Officer	39
Margaret M. Daly	Executive Vice President—Property Management	59
Daniel J. Rosenberg	Senior Vice President, General Counsel and Secretary	40
Howard S. Garfield	Senior Vice President—Planning, Chief Accounting Officer, Treasurer and Assistant Secretary	58
Ross P. Odland	Senior Vice President—Portfolio Management	49
Robert T. Poynter	Executive Vice President and Chief Investment Officer	60
James J. McGinley, III	Senior Vice President and Chief Development Officer	51
James A. Fadley	Senior Vice President—Head of Asset Management	58

For biographical information about Mark T. Alfieri, see “Board of Directors” above.

Daniel Swanstrom, II has served as our Executive Vice President since October 26, 2015 and our Chief Financial Officer since November 5, 2015.  Prior to joining the Company, Mr. Swanstrom worked at Morgan Stanley and served in a variety of capacities, most recently as Executive Director in the Real Estate Investment Banking Division. During his nine-year tenure at Morgan Stanley, Mr. Swanstrom managed the execution of public and private capital raises and mergers and acquisitions in excess of $25 billion. From 2002 to 2004, Mr. Swanstrom was at AEW Capital Management, a real estate investment manager, most recently as an Assistant Vice President. From 1999 to 2002, Mr. Swanstrom was in the Assurance and Advisory Services Group at Deloitte & Touche LLP, most recently as a senior accountant.  Mr. Swanstrom received a Bachelor of Science degree in Accounting from Boston College and a Masters of Business Administration degree from the University of North Carolina at Chapel Hill.  Mr. Swanstrom is also a certified public accountant (inactive).

Margaret M. “Peggy” Daly has served as our Executive Vice President — Property Management since June 30, 2014, and served as our Senior Vice President — Property Management from July 31, 2013 to June 30, 2014. Ms. Daly served as the Senior Vice President — Property Management of Behringer from September 2011 to July 31, 2013 and as a Vice President from September 2010 to September 2011. In addition, Ms. Daly served as a Senior Vice President of Property Management for Behringer from May 2010 to July 31, 2013. Ms. Daly is responsible for development and leadership of property management and operating platform for our assets.

Ms. Daly has over 35 years of experience in management of Class A multifamily assets. Prior to joining Behringer, from March 2008 to April 2010, Ms. Daly was Executive Vice President of Property Management at Place Properties LLP where she was responsible for the profitability, business development and performance results of over 22,500 beds of student housing. From August 1988 to March 2008, Ms. Daly was with AMLI Residential Properties Trust, where she served as the Executive Vice President — National Director of Operations, Senior Vice President — Revenue Management and Regional Vice President. From June 1979 to March 1988, Ms. Daly was a Divisional Vice President of Property Management with Trammell Crow Residential.

Ms. Daly attended Virginia Polytechnic Institute and studied Business Administration. She serves on the board of directors of the Greater Dallas Apartment Association, the board of directors of the National Apartment Association, and the Executive Committee of the National Multi Housing Council.

Daniel J. Rosenberg has served as our Senior Vice President and General Counsel since June 30, 2014 and our Secretary since December 2007.  Mr. Rosenberg served as our General Counsel — Securities and Risk Management from July 31, 2013 to June 30, 2014, and as our Senior Vice President — Legal and General Counsel from September 2011 to July 31, 2013.  Mr. Rosenberg also served as Senior Vice President — Legal and General Counsel and Secretary of Behringer from September 2011 to July 31, 2013. Mr. Rosenberg joined Behringer in June 2004.  While at Behringer, Mr. Rosenberg was responsible for legal matters related to Behringer’s multifamily platform. Prior to the formation of the first Behringer-sponsored multifamily program in 2006, Mr. Rosenberg was responsible for all legal aspects of Behringer’s private offerings.  Prior to joining Behringer, Mr. Rosenberg was a corporate associate at the New York office of what was then Katten Muchin

Zavis Rosenman LLP, a leading national law firm, where he represented private and public companies in a wide range of corporate transactions, including acquisitions, divestitures, mergers, financings, joint ventures, private placements and high-yield debt offerings.  Mr. Rosenberg received a Bachelor of Arts degree from the University of Wisconsin at Madison and a Juris Doctor degree from Emory University School of Law in Atlanta, Georgia.  Mr. Rosenberg is licensed as an attorney in Texas and New York.

Howard S. Garfield has served as our Senior Vice President — Planning since October 26, 2015, our Treasurer since September 2009, our Chief Accounting Officer since May 2009 and our Assistant Secretary since 2013.  In addition, Mr. Garfield served as our Executive Vice President from June 30, 2004 until October 26, 2015 and our Chief Financial Officer from September 2009 until November 4, 2015.  Mr. Garfield also served as Chief Financial Officer and Treasurer of Behringer from September 2009 to July 31, 2013, as well as Chief Accounting Officer of these entities from September 2011 to July 31, 2013. Prior to joining Behringer in February 2009, from April 2008 to February 2009, Mr. Garfield was Senior Vice President — Private Equity Real Estate Funds for Lehman Brothers Holdings Inc., formerly a New York Stock Exchange-listed investment banking firm, where he was responsible for accounting and fund administration for certain private equity real estate funds sponsored by Lehman Brother Holdings Inc. From 2006 to April 2008, Mr. Garfield was Executive Vice President and Chief Financial Officer of Homevestors of America, Inc., a privately held franchisor related to reselling single-family homes. Mr. Garfield received a Bachelor of Business Administration degree, summa cum laude, from the University of Texas at Austin. Mr. Garfield is a certified public accountant in the State of Texas and a member of the National Association of Real Estate Companies.

Ross P. Odland has served as our Senior Vice President — Portfolio Management since July 31, 2013. Mr. Odland served as the Senior Vice President — Portfolio Management of affiliates of Behringer from September 2011 to July 31, 2013, as the Vice President — Portfolio Management of Behringer from November 2007 to September 2011 and as the Vice President — Portfolio Management from March 2008 to September 2011. Mr. Odland is responsible for developing investment strategies, sourcing, developing and managing the Company’s programmatic joint venture partnerships.

Prior to joining Behringer, from 2000 to 2007, Mr. Odland was Vice President of Portfolio Management at AMLI Residential Properties Trust, where he managed the company’s joint venture relationships and performed portfolio and asset management duties for the company’s southwest region which was valued in excess of $1.1 billion. From 1997 to 2000, Mr. Odland was a consultant with PricewaterhouseCoopers in the Real Estate Advisory Group. In this role, Mr. Odland performed valuation, market research, and due diligence activities for publicly traded REITS and institutional real estate funds.

Mr. Odland holds a Bachelor of Business Administration degree from the University of Wisconsin-Madison. Mr. Odland is a chartered financial analyst (CFA), a member of the CFA Society of Dallas-Fort Worth and a member of the Pension Real Estate Advisory Association.

Robert T. Poynter has served as our Executive Vice President — Chief Investment Officer since June 30, 2014.  Mr. Poynter served as a Senior Vice President and Chief Investment Officer of Behringer from September 2011 to June 2014 and as a Vice President of  Behringer from November 2006 to September 2011. Mr. Poynter is responsible for reviewing and improving existing policies regarding the multifamily investment and acquisition process and for developing best practices. In this capacity, Mr. Poynter also is responsible for sourcing, underwriting and administering the multifamily investment and acquisition process. Prior to joining Behringer, from October 1983 to September 2006, Mr. Poynter was employed by JPI, a national multifamily development and acquisitions company. During his career at JPI, Mr. Poynter served as a Senior Vice President of several different JPI-affiliated entities and also served as the Strategic Recapitalization Services Partner of JPI. During that time, Mr. Poynter worked on condominium and home sales, corporate housing, third party property management services and acquisitions. Mr. Poynter is a licensed Real Estate Broker in the state of Texas. Mr. Poynter received a Bachelor of Science degree from the Wharton School at the University of Pennsylvania.

James J. McGinley, III has served as our Senior Vice President — Chief Development Officer since June 30, 2014.  Mr. McGinley served as a Senior Vice President of Behringer from August 2013 to June 2014. Mr. McGinley’s responsibilities include overseeing and managing all of our new multifamily development projects and capital market activities, as well as sourcing new equity partner relationships. Mr. McGinley has over 25 years of lending, financing, development and real estate investment experience in excess of $5 billion in total transaction value. Prior to joining Behringer, from August 2011 to February 2013, Mr. McGinley served as Group Vice President of Capital Markets for Archstone, formerly a New York Stock Exchange-listed apartment REIT that was taken private in 2007 and in 2013 was purchased by two large publicly traded apartment REITs, where he directed the project capital structuring and closing of the firm’s equity and capital relationships nationally. Additionally, from June 2006 to October 2009, primarily while Archstone was a publicly traded REIT, Mr. McGinley oversaw the firm’s third party joint venture equity investments throughout the U.S. From October 2011 to August 2013, Mr. McGinley also operated his own national development consulting business with several clients, including Behringer, Archstone, and Phoenix Property Co.(“Phoenix”), a Dallas, Texas-based developer of multifamily communities and student housing communities. Prior to joining Archstone, from March 1999 to June 2006, Mr. McGinley served as a Development Partner for Phoenix, where he oversaw development of infill luxury multifamily and mixed-use properties in several western states. Prior to joining Phoenix, from March 1995 to February 1999, Mr. McGinley was with JPI, a national multifamily development and acquisitions company. During his career at JPI, Mr. McGinley held a variety of positions including Vice President of Development and Vice President of Finance. Mr. McGinley began his career with the predecessor of Bank of America. Mr. McGinley graduated from the University of Notre Dame Graduate School of Business with a Masters of Business Administration degree in finance, and received his Bachelors of Business Administration degree in both finance and real estate from Southern Methodist University. Mr. McGinley is a graduate of the inaugural program of the Associate Leadership Council of The Real Estate Council and is an active member of that organization. In addition, Mr. McGinley is a member of the Urban Land Institute and the National Multi Housing Council.

James A. Fadley has served as our Senior Vice President — Head of Asset Management since October 29, 2015.  Prior to his current role, from June 30, 2014 to October 28, 2015, Mr. Fadley served as our Senior Vice President - Chief Administrative Officer.   Mr. Fadley is responsible for developing and leading our asset management department. Prior to joining us, Mr. Fadley served as a Senior Vice President of Behringer from September 2011 to June 2014 and in a variety of capacities for Behringer related to the multifamily due diligence and transactional closing group from June 2009 to September 2011.  Prior to joining Behringer in June 2009, Mr. Fadley was employed from September 1986 to January 2009 by JPI, a national multifamily development and acquisitions company. During his career at JPI, Mr. Fadley held a variety of positions including Executive Vice President & Senior Operations Partner of Investment Services and Co- Divisional President and Chief Investment Officer of JPI’s Student Living Division. Mr. Fadley served as a member of JPI’s Investment Committee, and was also responsible for its design, implementation and administration. During his tenure at JPI, over $8 billion of apartment properties were acquired, developed and sold by JPI. At JPI, Mr. Fadley was responsible for managing JPI’s business relationship with GE Capital, including investor reporting, venture compliance and the GE approval process. Mr. Fadley also served in a variety of other roles at JPI including investment analysis, asset management and dispositions, project capitalization and market research. Prior to joining JPI, Mr. Fadley was employed by Arthur Andersen & Co. from July 1979 to August 1986 where he was a manager in the audit division. In 1979, Mr. Fadley received a Bachelor of Business Administration degree, cum laude, from Southern Methodist University.

CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines and the New York Stock Exchange (“NYSE”) listing standards require us to have a majority of independent directors.  These standards require a majority of the board of directors to be independent and every member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee to be independent.  The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us).

Consistent with the NYSE independence standards, our board of directors has reviewed all relevant transactions or relationships between each director, or any of his family members, and the Company, our senior management team and our independent registered public accounting firm.  As a result of this review, the board of directors affirmatively determined that the following directors and nominees are independent for purposes of serving on the board of directors and meet the requirements set forth in our director independence standards: Messrs. Abbasi, Bowler, Fitch, Kempner, Moreland, Patton and Pire and Ms. Jones. In making their independence determination, our board of directors considered the former relationship of Mr. Pire with Heitman LLC, which indirectly provides investment advisor services to a joint venture partner of the Company. The board of directors further determined that all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent in accordance with applicable requirements.

Board Leadership Structure

Under our Corporate Governance Guidelines, the board of directors has the responsibility to fill the leadership positions of the Chairman of the Board and Chief Executive Officer as it deems best for the Company. The role of Chairman of the Board and Chief Executive Officer may be separate or combined, as the board of directors deems appropriate.

E. Alan Patton, one of our independent directors, has served as Chairman of the Board since September 2013, and Mark T. Alfieri currently serves as our Chief Executive Officer.  Our board of directors believes that the current structure of separating the roles of Chairman and Chief Executive Officer is appropriate and effective for our Company and our stockholders. The board of directors believes that there are advantages to having an independent Chairman of the Board, including:

•                  facilitating communications and relations between the board of directors, the Chief Executive Officer, and other senior leadership;

•                  assisting the board of directors in reaching consensus on particular strategies and policies; and

•                  facilitating robust evaluation processes for the Chief Executive Officer and other senior leadership.

Our board of directors also believes that the current leadership structure helps to ensure that the appropriate level of oversight, independence and responsibility is applied to all board decisions, including risk oversight.

The duties of the independent Chairman of the Board include:

•                  chairing meetings of the board of directors and executive sessions of the independent directors;

•                  facilitating discussion outside of board meetings among the independent directors on key issues and concerns;

•                  serving as non-executive conduit to the Chief Executive Officer of views, concerns and issues of the directors;

•                  interacting with external stakeholders, outside advisors and employees of the Company at the discretion of the board of directors; and

•                  supporting proper flow of information to the board of directors to ensure the opportunity for effective preparation and discussion of business under consideration.

Executive Sessions of Independent Directors

Our independent directors hold executive sessions without management present as frequently as they deem appropriate, typically at the time of the first board meeting following each Audit Committee meeting held to review the Company’s quarterly or annual financial statements. The independent directors select an independent director to chair each executive session and, after the session, act as a liaison between the independent directors and the Chief Executive Officer.

Committees, Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics

The board of directors has established three permanent committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee.  Each such committee has the duties set forth below and is comprised entirely of independent directors.  The charters of each of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee as well as our Corporate Governance Guidelines may be accessed at the website maintained for us at www.monogramres.com/governance.

We have a commitment to conduct our business in accordance with the highest ethical principles. Our Code of Business Conduct and Ethics applies to our employees, officers and directors. A copy of our Code of Business Conduct and Ethics may be accessed on our website at www.monogramres.com/governance. If in the future we amend, modify or waive a provision in the Code of Business Conduct and Ethics, we may, rather than filing a Current Report on Form 8-K, satisfy the disclosure requirement by posting promptly such information on the website maintained for us as necessary.

Audit Committee.  The Audit Committee assists the board of directors in discharging its responsibility for the accounting, reporting and financial practices of the Company.  The Audit Committee’s primary function is to assist our board of directors in fulfilling its oversight responsibilities by reviewing and reporting to the board of directors on the integrity of the financial reports and other financial information provided to our stockholders and others, and on our compliance with legal and regulatory requirements. The Audit Committee’s responsibilities also include reviewing the qualifications, independence and performance, and approving the terms of engagement, of the independent auditor, overseeing the internal audit function and preparing any reports required of the Audit Committee under the rules of the SEC.  The Audit Committee is comprised of Messrs. Abbasi, Bowler, Kempner and Patton.  Mr. Abbasi is the Chairman of the Audit Committee and our board of directors has determined that Mr. Abbasi is an “audit committee financial expert,” as defined by the rules of the SEC.  During the fiscal year ended December 31, 2015, the Audit Committee met five times.

Compensation Committee.  The Compensation Committee assists the board of directors in discharging its responsibility in all matters of compensation practices, including any salary and other forms of compensation of our executive officers and our directors.  The primary duties of the Compensation Committee include reviewing and approving all forms of compensation for our executive officers, reviewing and approving all forms of compensation for our directors, approving all stock option grants, warrants, stock appreciation rights and other current or deferred compensation payable with respect to the current or future value of our shares and advising the board of directors on changes in compensation.  The Compensation Committee also administers our Second Amended and Restated Incentive Award Plan (the “Incentive Award Plan”).  The Compensation Committee is comprised of Messrs. Abbasi, Bowler, Fitch, Kempner and Patton.  Mr. Kempner is the Chairman of the Compensation Committee. During the fiscal year ended December 31, 2015, the Compensation Committee met five times.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee assists the board of directors in discharging its responsibility in all matters relating to the nomination of board member candidates of the Company. The primary responsibilities of the Nominating and Corporate Governance Committee include identifying individuals qualified to serve on the board of directors, consistent with criteria approved by the board of directors, selecting, or recommending that the board of directors select, a slate of director nominees for election by the stockholders at the annual meeting, developing and recommending to the board of directors a set of corporate governance guidelines and periodically reevaluating such guidelines for the purpose of suggesting amendments to them if appropriate, and overseeing an annual evaluation of the board of directors and each of its committees.  The Nominating and Corporate Governance Committee is comprised of Messrs. Abbasi, Bowler, Fitch, Kempner and Patton.  Mr. Bowler is Chairman of the Nominating and Corporate Governance Committee.  During the fiscal year ended December 31, 2015, the Nominating and Corporate Governance Committee met five times.

From time to time, our board of directors may form a special committee or committees comprised entirely of disinterested directors to evaluate particular transactions or certain related party arrangements. Neither the following committees nor any other special or executive committees that may be formed are standing or permanent committees of the board of directors.

Special Committee.  In 2012, the board of directors formed the Special Committee to evaluate and negotiate the self-management transaction with Behringer pursuant to the Master Modification Agreement (the “Modification Agreement”) entered into as of July 31, 2013 among the Company and certain Behringer affiliates and to consider our listing on the NYSE.  The Special Committee is comprised of Abbasi, Bowler, Fitch, Kempner and Patton.  Mr. Bowler is the Chairman of the Special Committee. During the fiscal year ended December 31, 2015, we held three Special Committee meetings to consider matters relating to the Modification Agreement.

Executive Committee. The board of directors formed the Executive Committee on December 14, 2015, which is comprised of Messrs. Abbasi, Alfieri, Bowler, Fitch, Kempner, Moreland, Patton and Pire and Ms. Jones.  Mr. Patton is Chairman of the Executive Committee.  The Executive Committee may exercise all the powers and authority of the Board of Directors of the Company in the management of the business and affairs of the Company as permitted by applicable law and the Company’s charter and bylaws. The Executive Committee did not meet during the fiscal year ended December 31, 2015.

Special Determination Committee.  On December 14, 2015, the board of directors formed the Special Determination Committee, which is comprised of Messrs. Fitch, Kempner and Patton and chaired by Mr. Fitch. The purpose of the Special Determination Committee is to determine the proper interpretation of certain terms contained in the Company’s charter, including terms relating to the outstanding Series A Preferred Stock, pursuant to the authority of the board of directors to make such determinations under Section 7.5 of the Company’s charter.  Specifically, the Special Determination Committee is charged with determining the proper interpretation of the “Measurement Period” as such term is used in Section 5.4(vi)(c)(i) of the Company’s charter.  Upon certain triggering events, the Series A Preferred Stock automatically converts into common stock based on a conversion rate set forth in the Company’s charter, assuming there is sufficient economic value under the conversion formula.  The timing of the start and end of the “Measurement Period” must be determined in order to establish the appropriate conversion terms, including the conversion rate, of the Series A Preferred Stock in the event that the holder of the Series A Preferred Stock does not elect conversion prior to December 31, 2016. The Special Determination Committee did not meet during the fiscal year ended December 31, 2015.

Meetings of the Board of Directors and Attendance at the Annual Stockholder Meeting

During the fiscal year ended December 31, 2015, the board of directors met 14 times.  Each of the persons nominated for election to the board of directors who served as directors during 2015 attended over 92% of the aggregate number of meetings of the board of directors held during the period he was a director and the meetings of the committees on which he served.   We encourage our directors to attend our stockholder meetings.  In 2015, all of the persons currently nominated for election to the board of directors who served as directors at that time attended the annual meeting of stockholders.

Risk Oversight

We are exposed to a wide variety of risks in our business activities, including market, strategic, operational, financial, legal, competitive and regulatory risks. Our board of directors is responsible for oversight of risks facing our Company, while our management is responsible for the day-to-day management of risk. In its oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The board of directors receives updates in the ordinary course from management and outside advisors regarding risks we face, including any material litigation and various operating risks. The risk oversight function is also administered through the standing committees of our board of directors, which oversee risks inherent in their respective areas of responsibility, reporting to our board of directors regularly and involving our board of directors as necessary. The board of directors and its relevant committees review with management the risk management practices for which they have oversight responsibility. Further, we believe that our current leadership structure, including that of having an independent Chairman of the Board, enhances the board of directors’ ability to oversee risk.

Director Resignation Policy

The Company’s bylaws provide a majority vote standard for the election of directors in uncontested elections which incorporates a director resignation policy for any incumbent director who does not receive the requisite vote. This resignation policy requires that any incumbent director nominee who does not receive the affirmative vote of a majority of the total votes cast for and affirmatively withheld as to such nominee in an uncontested election must offer to resign from the board of directors. The board of directors would then decide within 90 days following certification of the stockholder vote, through a process involving the Nominating and Corporate Governance Committee and excluding the nominee in question, whether to accept or reject the tendered resignation. The board of directors would promptly publically disclose its decision and the basis for it.

Selection of Director Nominees

Board Membership Criteria

The Nominating and Corporate Governance Committee annually reviews with the board of directors the appropriate experience, skills, and characteristics required of board members in the context of the then-current membership of the board of directors. This assessment includes, in the context of the perceived needs of the board of directors at that time, issues of knowledge, experience, judgment, and skills such as an understanding of the real estate industry or brokerage industry or accounting or financial management expertise.   No one person is likely to possess deep experience in all of these areas. Therefore, the board of directors and the Nominating and Corporate Governance Committee have sought a diverse board of directors whose members collectively possess these skills and experiences.

Other considerations include the candidate’s independence from conflict with us and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by the board of directors shall be individuals who possess a reputation and hold (or have held) positions or affiliations befitting a director of a large publicly held company and are (or have been) actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional, or academic community.

As detailed in the director biographies, the board of directors and the Nominating and Corporate Governance Committee believe that the slate of directors recommended for election at the Annual Meeting possess these diverse skills and experiences.

Selection of Directors

The board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders. The board of directors delegates the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of the board of directors. It then recommends director nominees who are voted on by the full board of directors. All director nominees then stand for election by the stockholders annually.

In recommending director nominees to the board of directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors, and management and outside consultants. The Nominating and Corporate Governance Committee may engage the services of a search firm to assist in identifying potential director nominees.

The Nominating and Corporate Governance Committee will consider recommendations made by stockholders for director candidates who meet the established director criteria set forth above. In evaluating the persons recommended as potential directors, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant.

Stockholders may directly nominate potential directors for consideration by the board of directors (without the recommendation of the Nominating and Corporate Governance Committee) by satisfying the procedural requirements for such nomination as provided in our bylaws. See “Additional Information — Stockholder Proposals” for more information.

Because our directors take a critical role in guiding our strategic direction and oversee our management, board candidates must demonstrate broad-based business and professional skills and experiences, global business and social perspective, concern for the long-term interests of our stockholders, and personal integrity and judgment.  In addition, directors must have time available to devote to board activities and to enhance their knowledge of our industry.  Diversity in personal background, race, gender, age and nationality for the board of directors as a whole may be taken into account favorably in considering individual candidates.  The Nominating and Corporate Governance Committee seeks to nominate directors with diverse backgrounds, experiences and skill sets that complement each other so as to maximize the collective knowledge, experience, judgment and skills of the entire board of directors. The Nominating and Corporate Governance Committee assesses its effectiveness in achieving this goal annually, in part, by reviewing the diversity of the skill sets of the directors and determining whether there are any deficiencies in the board of directors’ collective skill set that should be addressed in the nominating process. The Nominating and Corporate Governance Committee made such assessment in connection with director nominations for the Annual Meeting and determined that the composition of the current board of directors satisfies its diversity objectives.

The nominees to be considered for membership to the board of directors at this Annual Meeting were recommended and nominated by the Nominating and Corporate Governance Committee and approved by the full board of directors on April 20, 2016.

Behringer Nominees

Pursuant to the Modification Agreement, Behringer currently has the right to designate two nominees to serve as directors because of its holdings of our Series A Preferred Stock. These nominees must be reasonably acceptable to our Nominating and Corporate Governance Committee. As noted herein, Behringer has designated Messrs. Aisner and Cohen to serve as Behringer Nominees, as such term is defined in the Modification Agreement. These two nominees were deemed reasonably acceptable under the terms of the Modification Agreement and our Nominating and Corporate Governance Committee recommended their nomination. For more information regarding these arrangements with Behringer and our transition to self-management, please see “Certain Transactions—Related Party Transactions.”

Policy Concerning Hedging and Pledging Transactions

Certain transactions in Company securities (such as purchases and sales of publicly traded put, call or other derivative security options, short sales, hedging transactions such as prepaid variable forwards, equity swaps and collars) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when the pledgor is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Therefore, under our policy, executive officers and directors are prohibited from engaging in short sales and derivative transactions, purchasing Company securities on margin and pledging Company securities as collateral for a loan.

Communication with Directors

The Company has established several means for stockholders and other interested parties to communicate concerns to the Company’s directors:

•                  Any interested party who wishes to communicate with our board of directors may contact our Company’s Secretary at the Company’s headquarters address. The Secretary will forward all such communications to directors.

•                  If the concerns of any interested party relate to the Company’s accounting, internal controls or auditing matters, then such party is encouraged to submit those concerns or complaints (anonymously, confidentially or otherwise) to the Chairman of the Audit Committee, who can be contacted  by using our Ethics Hotline by telephone at 855.217.9943 or on the internet at www.monogramres.ethicspoint.com.

•                  If any interested party wishes to communicate directly with our most recently selected Executive Sessions Chairman, who presides over executive sessions of our independent directors, or to our independent directors as a group, such party may do so by using our Ethics Hotline by telephone at 855.217.9943 or on the internet at www.monogramres.ethicspoint.com.

Director Compensation

On the day of each annual meeting of stockholders after such directors are elected or re-elected, each non-employee director will automatically receive an equity award in the form of restricted stock units, or RSUs, equal to $60,000, pursuant to a form of Non-Employee Director Restricted Stock Unit Award Agreement. Each RSU governed by the form of Non-Employee Director Restricted Stock Unit Award Agreement will relate to one share of our common stock and be granted pursuant to the Incentive Award Plan. Each RSU will entitle the holder to cash dividends as if he held a share of our common stock, regardless of vesting or settlement. Each RSU will vest (i) one-third upon the earlier of the first anniversary of the grant date or the first annual stockholder meeting following the grant date, (ii) one-third upon the earlier of the second anniversary of the grant date or the second annual stockholder meeting following the grant date, and (iii) one-third upon the earlier of the third anniversary of the grant date or the third annual stockholder meeting following the grant date. Notwithstanding the foregoing, the grantee will become fully vested in the RSUs in the event of his death or disability while serving on the board of directors or in the event of a change of control of the Company. Regardless of the vesting of the RSUs, they will not be settled by issuance of shares of our common stock until certain events occur as set forth in the form of Non-Employee Director Restricted Stock Unit Award Agreement.

We also pay each of our non-employee directors an annual cash retainer of $60,000 per year. In addition, we pay an independent director serving as the Chairman of the Board an annual cash retainer of $40,000 per year, the Chairman of our Audit Committee an annual cash retainer of $15,000 per year, the Chairman of our Compensation Committee an annual cash retainer of $12,500 per year and the Chairman of our Nominating and Corporate Governance Committee an annual cash retainer of $7,500 per year. These retainers are paid quarterly in arrears. In addition, we pay each of our non-employee directors (i) $1,500 for each regular and special meeting of the board of directors or of any committee of the board of directors on which such non-employee director is a member attended in person or by telephone and (ii) $750 for each unanimous written consent considered by the board of directors or of any committee of the board of directors on which such non-employee director is a member. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors or any committee thereof.

Stock Ownership Guidelines

The board of directors has established stock ownership guidelines for non-employee directors, as set forth in our Corporate Governance Guidelines. Each non-employee director must acquire and hold shares of our common stock having an initial investment value equal to four times the annual cash retainer paid by us to our independent directors, excluding additional retainer amounts payable for serving as Chairman of the Board or chairing or sitting on a committee of the board of directors. For non-employee directors in office as of September 30, 2014, the initial investment value is set at $240,000 (four times the annual cash retainer of $60,000 effective on that date). For non-employee directors who join the board of directors after such date, the initial investment value is equal to four times the annual cash retainer in effect on the date they join the board of directors. Unvested shares of restricted stock and stock units count toward a non-employee director’s ownership requirement, but stock options are not included.

Non-employee directors are expected to achieve the initial investment value by December 15, 2019, or five years after the non-employee director’s appointment to the board of directors, whichever is later. Upon a director satisfying the initial investment requirement, the number of shares required to be held by the non-employee director to satisfy the ownership requirement is fixed and the director should maintain ownership of at least that number of shares for so long as such non-employee director continues to serve on the board of directors.

Until the investment requirement is achieved, the non-employee director is required to retain “net gain shares” resulting from the issuance of common stock, the exercise of stock options, the vesting of restricted stock, or the settlement of restricted stock units granted under the Company’s equity compensation plans. Net gain shares are the shares remaining after the payment of the option exercise price and taxes owed with respect to the issuance, exercise, vesting or settlement event.

Director Compensation Earned or Paid During 2015

The following table summarizes compensation earned by or paid to the non-employee directors during 2015:

	Fees Earned or Paid in Cash (a)	Stock Awards (b)(c)	All Other Compensation	Total
Sami S. Abbasi	$118,500	$120,000	$—	$238,500
Robert S. Aisner	$79,500	$120,000	$—	$199,500
Roger D. Bowler	$114,000	$120,000	$—	$234,000
David D. Fitch	$100,500	$120,000	$—	$220,500
Jonathan L. Kempner	$120,500	$120,000	$—	$240,500
Murray J. McCabe (d)	$76,500	$120,000	$—	$196,500
E. Alan Patton	$148,000	$120,000	$—	$268,000

(a)         This column includes fees earned in 2015, a portion of which were paid in 2016. The amounts paid in 2016 are: $32,250 for Mr. Abbasi, $18,000 for Mr. Aisner, $33,375 for Mr. Bowler, $28,500 for Mr. Fitch, $34,625 for Mr. Kempner, $18,000 for Mr. McCabe and $41,500 for Mr. Patton.  This column excludes any fees earned in 2014 and paid in 2015.

(b)         Amounts in the “Stock Awards” column represent the grant date fair values of RSUs granted during the fiscal year. The grant date fair values of RSUs were computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”). The grant date fair value may differ from the amount realized by our directors if and when their RSUs vest.  The terms of the RSUs, including dividend equivalents, are described above under “—Director Compensation.”

(c)          Includes a grant of RSUs equal to $60,000 made to each non-employee director in connection with the December 2014 Annual Meeting.

(d)         Murray J. McCabe resigned as a director effective December 28, 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We provide what we believe is a competitive total compensation package to our named executive officers through a combination of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs.  This “Compensation Discussion and Analysis” section explains our compensation philosophy, objectives and practices with respect to our Chief Executive Officer, our Chief Financial Officer, and the other three most highly-compensated executive officers as of the end of 2015 as determined in accordance with applicable SEC rules, who are collectively referred to as our named executive officers or, in this “Compensation Discussion and Analysis” section, our executives. Our executives are as follows: Mark T. Alfieri, our Chief Executive Officer, President, Chief Operating Officer and a director, Daniel Swanstrom, II, our Executive Vice President and Chief Financial Officer, Howard S. Garfield, our Senior Vice President—Planning, Chief Accounting Officer, Treasurer and Assistant Secretary, Margaret M. “Peggy” Daly, our Executive Vice President—Property Management, and Daniel J. Rosenberg, our Senior Vice President, General Counsel and Secretary.  For information regarding their current positions, please see their biographical information described in “Management of Our Company.”

Executive Summary

The Company accomplished several key objectives in 2015 including:

•                  Increased same store comparable total rental revenues for our multifamily communities by 4.5% from $173.3 million in 2014 to $181.1 million in 2015, and total consolidated rental revenue by 13.9% from $209.0 million in 2014 to $238.1 million in 2015;

•                  Implemented the following investment activity in 2015:

•                  Completed construction of five developments with 1,614 units, investing $123.3 million;

•                  Achieved stabilization of six multifamily developments, increasing our total stabilized communities to 40;

•                  Sold three multifamily communities for a sales price of $254.6 million, before closing costs:

•                  two stabilized multifamily communities and one multifamily development resulting in net gains of approximately $79.8 million;

•                  Acquired three multifamily communities investing $213.5 million, all structured to complete like-kind tax exchanges:

•                  Two recently completed multifamily communities with 416 units located in coastal markets, investing $165.3 million;

•                  A 96% complete multifamily development with 120 units in Florida, investing $48.2 million;

•                  Acquired noncontrolling interests from PGGM in six multifamily communities, investing $121.6 million increasing our wholly owned multifamily communities to 13;

•                  Obtained a $200 million credit facility, $97.5 million in new permanent mortgage financing, and new construction financing with a total commitment of $40.6 million;

•                  Declared total distributions of $50.0 million, an annual rate of 3.1% (based on our $9.76 per share price at market close on December 31, 2015); and

•                  Reported net income for 2015 of $66.7 million, an increase from 2014 reported net income of $0.3 million, where a substantial portion of the increase related to increased gains from sales of multifamily communities of $66.6 million.

In addition, the Company’s cumulative total shareholder return since November 20, 2014 has performed well against various industry indices, including the Standard & Poor’s (“S&P”) 500 Index, the Russell 2000 Index, the MSCI US REIT Index (“RMS”) and the FTSE National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) Apartment REIT Index. The graph below assumes that $100 was invested on November 21, 2014 (the first trading day of our common stock) in our common stock and in each index and that all dividends were reinvested.  There can be no assurance that the performance of our stock will continue in line with the same or similar trends depicted in the graph below.

Source: SNL Financial

	For the Quarters Ended
	12/31/2014	3/31/2015	6/30/2015	9/30/2015	12/31/2015
Monogram Residential Trust, Inc.	3.7%	5.2%	2.7%	6.8%	12.8%
S&P 500 Index	0.5%	1.5%	1.8%	(4.8)%	1.9%
Russell 2000 Index	3.1%	7.6%	8.0%	(4.9)%	(1.4)%
MSCI US REIT (RMS) Index	4.4%	9.3%	(2.1)%	(0.1)%	7.0%
FTSE NAREIT Apt. REIT Index	4.4%	10.7%	2.7%	8.7%	16.9%

Overview of Compensation Philosophy & Objectives

We seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for our executives while also permitting us the flexibility to differentiate actual pay based on the level of individual and organizational performance. We place significant emphasis on annual and long-term performance-based incentive compensation, including cash and equity-based incentives, which are designed to reward our executives based on the achievement of company and individual goals.

The compensation programs for our executives are designed to achieve the following objectives:

•                  Attract and retain top contributors to ensure that we have high caliber executives;

•                  Create and maintain a performance-driven organization, by providing upside compensation opportunity for outstanding performance and downside compensation risk in the event performance falls below expectations;

•                  Align the interests of our executives and stockholders by motivating executives to increase stockholder value along with the achievement of other key corporate goals and objectives;

•                  Encourage teamwork and cooperation while recognizing individual contributions by linking variable compensation to both company and individual performance based on responsibilities and ability to influence financial and organizational results;

•                  Provide flexibility and allow for discretion in applying our compensation principles in order to appropriately reflect individual circumstances as well as changing business conditions and priorities; and

•                  Motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives, and reward them for meeting these objectives.

We believe our compensation programs are effectively designed and work in alignment with the interests of our stockholders and include a number of best practices, such as:

WHAT WE DO...	WHAT WE DON’T DO...
✓ We do place a greater emphasis on variable, performance-based compensation, particularly in the form of long-term equity-based compensation	✗ We do not provide tax gross-ups to our executives under any circumstance

✓ We do have a clawback provision that requires executives to reimburse the Company for incentive-based compensation to the extent intentional misconduct results in a restatement	✗ We do not set compensation levels above median for achieving target performance
✗ We do not provide uncapped payouts of bonus awards
✓ We have established our annual incentive program based on objective performance criteria, supplemented by subjective criteria	✗ We do not allow hedging or pledging of Company securities

✓ We have established our long-term incentive program based on objective performance criteria, supplemented by subjective criteria; the awards will require subsequent vesting over a multi-year period	✗ We do not pay dividends on unvested performance shares

✓ We do engage an independent compensation consultant to advise the Compensation Committee on compensation matters	✗ We do not guarantee annual salary increases nor do we pay guaranteed minimum bonuses

Consideration of Say-On-Pay Vote

Our stockholders approved our executive compensation at the 2015 annual meeting of stockholders by over 93% of the votes cast.

Determination of Executive Compensation

Our executive compensation programs are administered by the Compensation Committee of our board of directors.  The members of the Compensation Committee are:  Jonathan L. Kempner (Chairman), Sami S. Abbasi, Roger D. Bowler, David D. Fitch, and E. Alan Patton, each of whom are “independent” under our charter and under the independence standards of the NYSE.

The Compensation Committee sets the overall compensation strategy and compensation policies for our executives and directors.  The Compensation Committee has the authority to determine the form and amount of compensation appropriate to achieve our strategic objectives, including salary and incentive compensation.  The Compensation Committee will review its compensation strategy annually to confirm that it supports our objectives and stockholders’ interests and that executives are being rewarded in a manner that is consistent with our strategy.

The Compensation Committee has engaged the services of an outside consultant to evaluate the Company’s executive compensation program.  In 2014 and 2015, the Compensation Committee retained FPL Associates, L.P. (“FPL”), a nationally-recognized compensation consulting firm specializing in the real estate industry, to review the appropriateness of the compensation of our executives.  Consistent with SEC rules, the Company has assessed whether the work of FPL raises any conflict of interest and has determined that the retention of FPL to advise the Compensation Committee concerning executive compensation matters does not create a conflict of interest. Neither the Compensation Committee nor the Company has any other professional relationship with FPL.

The Compensation Committee directed FPL to, among other things: (1) assist the Compensation Committee in applying our compensation philosophy for the executives; (2) analyze current compensation conditions among the Company’s peers, and assess the competitiveness and appropriateness of compensation levels for the executives; (3) recommend to the Compensation Committee any modifications or additions to the Company’s existing compensation programs that it deems advisable; and (4) make specific recommendations to the Compensation Committee for base salary, annual incentives and equity-based awards for the executives.

Competitive Benchmark Assessment

We take into account information about the competitive market for executive talent, but because individual roles and experience levels vary among companies and executives, we believe that strict benchmarking against selected groups of companies does not provide a meaningful basis for establishing compensation. Therefore, the Compensation Committee does not attempt to maintain a specific target percentile with respect to a specific list of benchmark companies in determining compensation for named executive officers. Rather, the Compensation Committee reviews information regarding competitive conditions from a variety of sources in making compensation decisions.

In 2014 the Compensation Committee consulted with FPL to first review the appropriateness of the prior year’s peer group and make suggestions for any modifications to the peer group for the Company in order to facilitate executive compensation decisions.  FPL once again considered the following criteria for selecting peer group companies, including, but not limited to:

•                  Companies focused primarily in the multifamily sector;

•                  Real estate companies similar in size to us (defined by gross value/total capitalization, portfolio metrics such as number of properties/units);

•                  Complexity of operations (active development pipeline and/or joint venture transactions); and

•                  Geographic location (companies that may compete with us for talent and/or portfolio concentration).

Because the apartment peers, which largely reflect our direct competitors in the apartment sector are generally larger than our Company, FPL recommended a second peer group (the “Size-Based Peer Group”) that contains public REITs operating outside of the apartment industry but are of similar size to the Company.  All of such companies had ranked between 0.5x and 1.5x the size of our Company measured primarily by total capitalization, a very common measure utilized in the public REIT industry.

A listing of our modified Asset-Based Peer Group and Size-Based Peer Group are contained below.

Asset-Based Peer Group	Size-Based Peer Group
American Campus Communities, Inc.	American Assets Trust, Inc.
Associated Estates Realty Corporation(1)	Ashford Hospitality Trust, Inc.
AvalonBay Communities, Inc.	CoreSite Realty Corporation
Camden Property Trust	Cousins Properties Incorporated
Education Realty Trust, Inc.	EastGroup Properties, Inc.
Mid-America Apartment Communities, Inc.	First Industrial Realty Trust, Inc.
Post Properties, Inc.	Hudson Pacific Properties, Inc.
UDR, Inc.	Inland Real Estate Corporation
Kite Realty Group Trust
Rouse Properties, Inc.
Ramco-Gershenson Properties Trust
Washington REIT

(1)         Associated Estates Realty Corporation was acquired by a real estate fund managed by Brookfield Asset Management Inc. on August 7, 2015.

Our Compensation Committee determined that the peer group changes ensured an accurate assessment of rates of pay in the marketplace in which we compete for executive talent. We anticipate that the members of our peer group will be revisited each year to ensure that they continue to be appropriate and to determine whether companies should be added or removed, as appropriate.

Summary size statistics for us relative to the peer companies are shown below.

Size Statistic (Based on 12/31/15)	Our Relative Ranking vs Asset-Based Peers	Our Relative Ranking vs Size-Based Peers
Total Capitalization	10th percentile	66th percentile
Market Capitalization	Below minimum	33rd percentile
Number of Employees	Below minimum	96th percentile
Number of Properties	Below minimum	32nd percentile

Based on our number of employees at the end of December 31, 2015, which was 417 employees.  As of March 1, 2016, we have 439 employees.

In consultation with FPL, the Compensation Committee determined to focus on market data for the Company’s compensation program against the 50th percentile or market median of the corresponding metric for the Size-Based Peer Group and, because the Company’s size fell below the median size of the Asset-Based Peer Group, approximately between the 25th and 50th percentile of the corresponding metric for the Asset-Based Peer Group.

An executive’s target compensation is not mechanically set to be a particular percentage of the peer group average, although, as noted, the Compensation Committee does review the officer’s compensation relative to the peer group to help the Compensation Committee perform the subjective analysis described above. Peer group data is not used as the determining factor in setting compensation for the following reasons: (a) the officer’s role and experience within the Company may be different from the role and experience of comparable officers at the peer companies; (b) the average actual compensation for comparable officers at the peer companies may be the result of a year of over performance or under performance by the peer group; and (c) the Compensation Committee believes that ultimately the decision as to appropriate target compensation for a particular officer should be made based on the full review described above.

The Role of Executive Officers in Executive Compensation Decisions

Mr. Alfieri consulted with the Compensation Committee regarding 2015 compensation levels for each of our executives based on recommendations to our Compensation Committee provided by FPL.  As our current Chief Executive Officer, Mr. Alfieri will annually review the performance of each of the other executives.  Based on this review, he will make compensation recommendations to the Compensation Committee, including recommendations for performance targets, salary adjustments, annual cash incentive compensation bonuses, and long-term equity-based incentive awards.  Although the Compensation Committee considers these recommendations along with data provided by its outside consultants, if any, it retains full discretion to set all compensation.

Elements of Executive Compensation

The Compensation Committee believes that using a mix of compensation types (salary, cash incentives and equity) promotes behavior consistent with our long-term strategic plan and minimizes the likelihood of executives having significant motivation to pursue risky and unsustainable results. Although it does not allocate a fixed percentage of the executive compensation packages to each of these elements, the Compensation Committee does seek to achieve an appropriate balance among these elements to incentivize our executives to focus on financial and operating results in the near term and the creation of stockholder value over the long term.

The Company does not have specific, proportionate ratios to define the relative total compensation between the individual named executive officers, although the Compensation Committee from time to time does review the relationship in pay between executive officers to assure that relative compensation levels are appropriate and are designed to effectively motivate and retain executives. In setting the total compensation of our executive officers, the Compensation Committee considers, for each executive officer, the approximate proportions of the different elements of total compensation that would be earned if compensation targets were achieved.

The graphics below provide the annual target compensation mixes for the Chief Executive Officer and separately for the remaining executives.

Base Salary. Our Compensation Committee believes that payment of a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and qualified executives.  Subject to our existing contractual obligations, we expect our Compensation Committee to consider salary levels for our executives annually as part of our performance review process, as well as upon any promotion or other change in job responsibility. The 2014 and 2015 base salaries noted below are as provided for in the executive’s employment agreements (which agreements were in effect until they were superseded by the severance agreements described below).  Our Compensation Committee recommended and the board of directors approved the following base salaries for fiscal year 2014, and our Compensation Committee approved the following base salaries for fiscal year 2015:

Name	2014	2015
Mark T. Alfieri	$425,000	$575,000
Daniel Swanstrom, II	$—	$325,000	(1)
Howard S. Garfield	$325,000	$316,667	(2)
Margaret M. “Peggy” Daly	$275,000	$300,000
Daniel J. Rosenberg	$250,000	$275,000

(1)       Amount of Mr. Swanstrom’s base salary from his effective date of employment (October 26, 2015) to December 31, 2015 was $59,658. His annualized base salary is included in the table above.

(2)       Amount reflects additional compensation paid Mr. Garfield for his service as the Company’s Chief Financial Officer from January 1, 2015 through October 31, 2015.

The goal of our base salary program is to provide salaries at a level that allows us to attract and retain highly qualified executives while preserving significant flexibility to recognize and reward individual performance with other elements of the overall compensation program.  Base salary levels also affect the annual cash incentive compensation because each executive’s annual cash incentive bonus target opportunity is expressed as a percentage of base salary.  The following items are generally considered when determining base salary levels:

•                  market data provided by the Compensation Committee’s outside consultant;

•                  our financial resources; and

•                  the executive’s experience, scope of responsibilities, performance and prospects.

From 2014 to 2015, the Compensation Committee raised the base salaries of certain executives based on the updated market data and peer group analysis provided by FPL.

Annual Cash Incentive Compensation.  It is the intention of our Compensation Committee to make a meaningful portion of the executives’ compensation contingent on achieving certain strategic Company performance goals and individual objectives each year.  The target annual cash incentive compensation for each of our executives for 2015 was set by the Compensation Committee in December 2014 and subsequently updated by the Compensation Committee in July 2015 for Messrs. Swanstrom and Garfield.

Name	2015 Target Bonus	2015 Target Bonus as Percentage of Base Salary
Mark T. Alfieri	$575,000	100%
Daniel Swanstrom, II	$162,500	50%
Howard S. Garfield
January 1 through October 31, 2015 (as Chief Financial Officer)	$270,833	100%
November 1 through December 31, 2015 (as Chief Accounting Officer)	$22,917	50%
Margaret M. “Peggy” Daly	$210,000	70%
Daniel J. Rosenberg	$137,500	50%

Fifty percent of each executive’s annual cash bonus was determined in a formulaic manner based on the level of our achievement of a number of corporate performance criteria as compared to the level established in advance by the Committee and 50% was determined based on individual performance criteria set forth further below. The following sets forth the specific performance criteria selected for 2015, the relative weighting of each of these criteria, the target level established by the Committee in advance for each of these criteria and our actual 2015 results for each of these criteria:

Performance Criteria	2015 Target Weighting Levels	Target	2015 Actual Performance	Actual Performance Factor	Weighted Percentage Earned
AFFO compared to target(1)(2)	12.5%	$0.35	$0.43	146%	18.3%
AFFO year over year growth compared to peer group(1)(3)	7.5%	10.5%	27.8%	200%	15%
Same-Store NOI growth compared to target(4)	20%	3.0%	4.9%	200%	40%
Same-Store NOI growth compared to peer group(4)	10%	5.6%	4.9%	88%	6.4%

(1)         The Company utilizes The National Association of Real Estate Investment Trusts’ current definition of funds from operations (“FFO”), which is net income (loss), computed in accordance with GAAP excluding gains (or losses) from sales of property (including deemed sales (if any) and settlements of pre-existing relationships), plus depreciation and amortization on real estate assets, impairment write-downs of depreciable real estate or of investments in unconsolidated real estate partnerships, joint ventures and subsidiaries (if any) that are driven by measurable decreases in the fair value of depreciable real estate assets, and after related adjustments for unconsolidated partnerships, joint ventures and subsidiaries and noncontrolling interests. Adjusted funds from operations is defined as FFO adjusted for loss on early extinguishment of debt, acquisition expenses, contingent purchase price adjustments, gain or loss on derivative fair value adjustments, non-recurring expenses, such as transition expenses, recurring capital expenditures, straight-line rents and stock compensation expense.

(2)         Yearly growth rates are calculated as current year amount divided by prior year amount.

(3)         Three year growth rates and returns are calculated as the simple average of the yearly growth rates and returns.

(4)        Same Store is defined as multifamily communities that are stabilized and comparable for both the current and the prior calendar reporting year. Net operating income (“NOI”) is calculated as total rental revenue less direct property operating expenses including real estate taxes. NOI does not include property management revenues, interest income, property management expenses, depreciation, interest and other finance expense, corporate general and administrative expenses, overhead allocations and other non-onsite operations.

If 65% of the target level (the “threshold level”) is not satisfied with respect to a particular measure, the actual performance factor would be zero with respect to that factor. If performance exceeds the threshold level but does not satisfy the target level, the actual performance factor would range on a sliding scale between 65% and 100% with respect to that factor. If performance is between the target level and 150% of the target level, the percentage earned is determined based on linear interpolation, with a maximum to be earned of 200% of the target performance factor.

The peer group for purposes of determining Company performance metrics with respect to cash incentive compensation consisted of the following companies in the multifamily sector:

Apartment Investment and Management Company	Mid-America Apartment Communities, Inc.
AvalonBay Communities, Inc.	Post Properties, Inc.
Camden Property Trust	UDR, Inc.
Equity Residential

Individual Goals. Individual goals for each executive officer accounted for up to 50% of such officer’s annual cash incentive compensation and up to 50% of such officer’s long-term equity incentive compensation for 2015 and included the executive’s leadership and managerial performance evaluated on a subjective basis.

Mr. Alfieri’s individual goals for 2015 related to (i) strategic planning and initiatives to increase shareholder value, profitability and cash flow, (ii) establishing and developing relationships with investors and analysts, and (iii) team building and management.

Mr. Garfield’s individual goals for 2015 related to (i) management of earnings models; (ii) management of credit facilities and liquidity requirements, and (iii) filings of SEC reports and supplemental reports.

Ms. Daly’s individual goals for 2015 related to (i) managing execution of lease-up absorption and revenue goals on new developments, (ii) strengthening core operational platform to support NOI performance, and (iii) executing on revenue enhancement upgrades.

Mr. Rosenberg’s individual goals for 2015 related to (i) coordinating governance and board activities; (ii) overseeing compliance with federal security laws and NYSE requirements, and (iii) overseeing legal requirements of major corporate transactions.

Because his employment with the Company became effective on October 26, 2015, individual performance goals for Mr. Swanstrom were not established.  His cash incentive compensation and long-term incentive award were determined by the Compensation Committee in its discretion taking into account the short performance period and other relevant factors.

Based on the actual corporate and individual performance factors, the Compensation Committee awarded each executive approximately 129.7% of the established percentages of the executive’s target, determined as follows:

Measurement Criteria	Potential Portion of Target Bonus Attributable to Measurement Criteria	Actual Percentage of Target Bonus Earned Attributable to Measurement Criteria
Corporate Performance Criteria	50% of Target	79.7%
Individual Performance Criteria	50% of Target	50.0%
Earned LTI		129.7%

For 2015, the portion of the earned bonus as compared to the target bonus for each named executive officer was as follows.

Name	Target Bonus	Total Earned Bonus
Mark T. Alfieri	$575,000	$745,818
Daniel Swanstrom, II	$162,500	$210,775
Howard S. Garfield	$293,750	$381,016
Margaret M. “Peggy” Daly	$210,000	$272,386
Daniel J. Rosenberg	$137,500	$178,348

Long-Term Equity Incentive Compensation. The objective of our long-term equity incentive award program, which is administered through our Incentive Award Plan, is to attract and retain qualified personnel by offering an equity-based program that is competitive with our peer companies, as well as to promote a performance-focused culture by rewarding employees, including our executives, based upon the achievements of the Company and individual performance.  Our Compensation Committee believes that equity awards are necessary to successfully attract qualified employees, including the executives, and will continue to be an important incentive for promoting employee retention going forward.  In December 2014, the Compensation Committee set target long-term equity incentive compensation for each named executive officer which was expressed as a percentage of his or her total annual cash compensation, consisting of 2015 base salary plus his or her actual earned 2015 cash bonus.  In July 2015, the Compensation Committee updated the target long-term equity incentive compensation for Messrs. Swantsrom and Garfield.

Name	2015 Target LTI as Percentage of Total Annual Cash Compensation
Mark T. Alfieri	110%
Daniel Swanstrom, II	90%
Howard S. Garfield
January 1 through October 31, 2015 (as Chief Financial Officer)	90%
November 1 through December 31, 2015 (as Chief Accounting Officer)	70%
Margaret M. “Peggy” Daly	65%
Daniel J. Rosenberg	70%

The named executive officers’ long-term equity incentive compensation for fiscal year 2015 (which was awarded in the form of RSUs in March 2016) was determined by the Compensation Committee based 50 percent on objective performance operating and total shareholder return criteria and 50% based on subjective individual performance criteria.  The objective criteria of our long-term incentive program is weighted 50% to our relative total stockholder return over a three-year period. We believe this emphasis aligns a significant component of each named executed officer’s annual compensation opportunity with the interests of our stockholders by directly linking compensation to long-term relative total shareholder return. For purposes of the long term equity incentive compensation program, the Compensation Committee used the same peer group and the same subjective individual performance criteria described above for the annual cash bonus.

The following sets forth the specific objective performance criteria selected for 2015, the relative weighting of each of these criteria, the target performance level established by the Committee in advance for each of these criteria and our actual 2015 results for each of these criteria:

Performance Criteria	2015 Target Weighting Levels	Target	2015 Actual Performance	Actual Performance Factor	Weighted Percentage Earned
AFFO compared to target	12.5%	$0.35	$0.43	146%	18.3%
AFFO year over year growth over 3-year period compared to peer group	12.5%	8.4%	17.5%	200%	25%
Total shareholder return over 3-year period compared to peer group(1)	25%	15.5%	8.8%	0.0%	0.0%

(1)         Total Shareholder Return is calculated as the appreciation in per share value from December 31, 2015 plus distributions during the year calculated in accordance with industry methodology.

If 65% of the target level is not satisfied with respect to a particular measure, the actual performance factor would be zero with respect to that factor. If performance exceeds the 65% threshold level but does not satisfy the target level, the actual performance factor would range on a sliding scale between 65% and 100% with respect to that factor. If performance is between the target level and 150% of the maximum target level, the percentage earned is determined based on linear interpolation, with a maximum to be earned of 200% of the target performance factor.

Based on the actual performance factors, the Compensation Committee awarded each executive approximately 93.3% of the executive’s target long-term equity incentive compensation determined as follows:

Measurement Criteria	Potential Portion of Target LTI Attributable to Measurement Criteria	Actual Percentage of Target LTI Earned Attributable to Measurement Criteria
Corporate Performance Criteria	50% of Target	43.3%
Individual Performance Criteria	50% of Target	50.0%
Earned Bonus		93.3%

On March 1, 2016, the executives were granted the following number of RSUs:

Name	# of RSUs granted
Mark T. Alfieri	147,309
Daniel Swanstrom, II	24,675
Howard S. Garfield	62,130
Margaret M. “Peggy” Daly	37,722
Daniel J. Rosenberg	32,175

Each RSU relates to one share of our common stock. Each RSU will entitle the executive to cash dividends as if he or she held a share of our common stock, regardless of vesting. Subject to continuous employment of the executive by the Company, each RSU will vest (i) one-third on the 13-month anniversary of the grant date, (ii) one-third on the second anniversary of the grant date, and (iii) one-third on the third anniversary of the grant date.  The executive will also become fully vested in the RSUs in the event of a change of control of the Company, his or her death or disability, the termination of employment of the executive without “cause” (as defined in the applicable severance agreement) by the Company or termination of employment by the executive for “good reason” (as defined in the applicable severance agreement). If the executive’s employment with the Company terminates for any other reason, then any unvested RSUs will be forfeited. Regardless of the vesting of the RSUs, if the executive has executed a deferral election form, the settlement date specified in such form will apply and no shares of stock will be issued to the executive until the delayed settlement date. The executive may defer settlement until the earlier of (a) the executive’s separation from service, the executive’s death or a change of control of the Company or (b) a date chosen by the executive that is at least three years from the grant date.

Benefits. All full-time employees, including our executives, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability and life insurance, and our 401(k) plan. We do not have any special benefits or retirement plans for our executives.

Severance. Prior to December 15, 2014, each of our executives, other than Mr. Swanstrom, were party to employment agreements with the Company which contained, among other items, term limits and commitments to compensation levels.  The Compensation Committee reviewed competitive executive contract market materials and retained its own legal counsel and independent compensation consultant to ascertain the competitiveness of the terms of the employment agreements.  Based on this analysis, the Compensation Committee determined that it was in the interest of the Company to replace the employment agreements with severance agreements.  The severance agreements, which became effective December 15, 2014, replace all prior employment agreements between the Company and the executive officers.  On August 21, 2015, the Company entered into a severance agreement with Mr. Swanstrom, effective October 26, 2015, in substantially the same form as those entered into with our other named executive officers. There is no term limit provided for in the severance agreements.  We believe that the severance agreements will benefit us by helping to retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations arising from term limits.  Under their severance agreements, each of our executives is entitled to receive severance payments under certain circumstances in the event that their employment is terminated.  These circumstances and payments are described below under “Severance Agreements” beginning on page 34 and “Potential Payments Upon Termination or Change of Control” on beginning on page 36.

Risk Management

The Compensation Committee believes that our compensation policies and practices do not encourage our employees or executives to take excessive or unnecessary risks and are not reasonably likely to have a material adverse effect on the Company.  In making this assessment, the Compensation Committee noted several ways in which risk is effectively managed or mitigated, including the balanced mix of the elements that comprise our executive compensation packages, the use of varied performance metrics in our annual cash incentive compensation program and the ability of the Compensation Committee to employ discretion when awarding annual and long-term incentive compensation.  In addition, our policies prohibiting pledging and hedging of our shares and our clawback policy also help to mitigate risks.  Accordingly, the Compensation Committee believes that the mix of the compensation elements should lead to executive and employee behavior that is consistent with our overall objectives and risk profile.

Impact of Regulatory Requirements on Executive Compensation

Section 162(m). Under Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to herein as the “Code,” certain limits are placed on the tax deductibility of compensation paid to our Chief Executive Officer and our three most highly compensated executives other than our Chief Executive Officer and Chief Financial Officer unless the compensation meets the requirement for “performance-based compensation” as set forth in the Code and the related regulations. Our Compensation Committee has considered the possible effect of Section 162(m) of the Code in designing our compensation programs and policies. Further, as long as we qualify as a REIT, we generally will not pay taxes at the corporate level and, therefore, losing the deductibility of compensation does not have a significant adverse impact on the Company. Section 162(m) of the Code did not limit our ability to take a tax deduction for all of the compensation paid to these executives for the year ended December 31, 2015.

To the extent that any part of our compensation expense is not deductible under Section 162(m) of the Code, we might be required to pay certain distributions to our stockholders to maintain our status as a REIT. Also, any compensation allocated to our taxable REIT subsidiaries whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct the compensation. The committee will continue to take into account the materiality of any deductions that might be lost as well as the broader interests to be served by paying competitive compensation.

Section 409A. Section 409A of the Code may affect the federal income tax treatment of most forms of deferred compensation by accelerating the timing of the inclusion of the deferred compensation to the recipient for federal income tax purposes and imposing an additional federal income tax on the recipient equal to 20% of the amount of the accelerated income under certain circumstances. The committee considers the potential adverse federal income tax impact of Section 409A of the Code in determining the form and timing of compensation paid to our executives and other employees and service providers and plans to structure compensation arrangements to be in compliance with Section 409A.

Section 280G and 4999. Sections 280G and 4999 of the Code limit a company’s ability to deduct, and impose excise taxes on, certain “excess parachute payments” (as defined in Sections 280G and 4999 of the Code and related regulations) paid to each service provider (including an employee or officer) in connection with a change of control of the company (as set forth in Sections 280G and 4999 of the Code and related regulations). The committee considers the potential adverse tax impact of Sections 280G and 4999 of the Code, as well as other competitive factors, in structuring certain post-termination compensation or other compensation that might be payable to our executives and other employees and service providers in connection with a change of control of the company but has determined not to provide any tax grossed-up payment to assist any executive in the payment of these excise taxes.

Compensation Committee Report

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently comprised of the five independent directors named at the end of this report, each of whom is “independent” under the independence standards of the NYSE. The Compensation Committee has furnished the following report on executive compensation for the fiscal year ended December 31, 2015.

The Compensation Committee has reviewed and discussed with management the “Executive Compensation —Compensation Discussion and Analysis” section (the “CD&A”) contained in this Proxy Statement. Based on this review and the committee’s discussions, the Compensation Committee has recommended to the board of directors the inclusion of the CD&A in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

COMPENSATION COMMITTEE:

Jonathan L. Kempner, Chairman
Sami S. Abbasi
Roger D. Bowler
David D. Fitch
E. Alan Patton

Summary Compensation Table

We do not grant stock options, nor do we sponsor any pension plans or nonqualified deferred compensation plans. Accordingly the table below omits the columns for “Option Awards” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Mark T. Alfieri	2015	575,000	—	1,309,000	745,818	7,950	2,637,768
Chief Executive Officer, President, Chief Operating Officer and Director	2014	425,000	393,125	935,000	—	3,900	1,757,025
Daniel Swanstrom, II(6)	2015	59,658	—	150,000	210,775	501	420,934
Executive Vice President and Chief Financial Officer	2014	—	—	—	—	—	—
Howard S. Garfield(7)	2015	316,667	—	819,000	381,016	7,950	1,524,633
Senior Vice President—Planning, Chief Accounting Officer, Treasurer and Assistant Secretary	2014	325,000	300,625	585,000	—	3,900	1,214,525
Margaret M. “Peggy” Daly	2015	300,000	—	288,750	272,386	7,950	869,086
Executive Vice President—Property Management	2014	275,000	127,188	206,250	—	3,861	612,299
Daniel J. Rosenberg	2015	275,000	—	354,375	178,348	7,950	815,673
Senior Vice President, General Counsel and Secretary	2014	250,000	115,625	253,125	—	3,534	622,284

(1)       The amounts shown reflect salary earned in 2015 for each named executive officer, which may be slightly different than the actual salary paid in 2015 due to the timing of payroll periods within respective calendar years.

(2)       The amounts shown reflect cash bonuses paid to the named individuals in January 2015.

(3)       Amounts in the “Stock Awards” column represent the grant date fair values of RSUs granted during the fiscal year. The grant date fair values of RSUs were computed in accordance with the ASC Topic 718. The grant date fair value may differ from the amount realized by our executives if and when their RSUs vest.

(4)       Amounts in the “Non-Equity Incentive Plan Compensation” column represent cash bonuses paid to the named individuals under our annual cash incentive compensation program in March 2016.

(5)       Amounts in the “All Other Compensation” column represent the Company’s matching contributions to our 401(k) plan.

(6)       Amount of Mr. Swanstrom’s base salary for 2015 is prorated from his effective date of employment (October 26, 2015) to December 31, 2015, based on annual salary of $325,000.

(7)       Mr. Garfield’s compensation is based, in part, 5/6 on his service as our Chief Financial Officer from January 1, 2015 to October 31, 2015.

Grants of Plan-Based Awards

The table below provides information concerning each grant of an award made to a named executive officer in the last completed fiscal year under any plan. During the fiscal year ended December 31, 2015, we paid our named executive officers cash bonuses under our annual cash incentive compensation program, as well as granted RSUs under our Incentive Award Plan that vest based on continued service over time. Accordingly, the table below omits the columns for “Incentive Plan Awards,” “All Other Option Awards,” and “Exercise or Base Price of Option Awards.”

	Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option
Name and Principal Position	Date (1)	Threshold	Target	Maximum	(#) (3)	Awards ($) (4)
Mark T. Alfieri	—	$373,750	$575,000	$1,150,000
Chief Executive Officer, President, Chief Operating Officer and Director	1/13/2015				138,959	1,309,000
Daniel Swanstrom, II		$105,625	$162,500	$325,000
Executive Vice President and Chief Financial Officer	10/26/2015				14,895	150,000
Howard S. Garfield	—	$190,938	$293,750	$587,500
Senior Vice President—Planning, Chief Accounting Officer, Treasurer and Assistant Secretary	1/13/2015				86,942	819,000
Margaret M. “Peggy” Daly	—	$136,500	$210,000	$420,000
Executive Vice President—Property Management	1/13/2015				30,652	288,750
Daniel J. Rosenberg	—	$89,375	$137,500	$275,000
Senior Vice President, General Counsel and Secretary	1/13/2015				37,619	354,375

(1)       The compensation committee took action to grant the RSUs on the grant date determined under ASC Topic 718.

(2)       Amounts in this column reflect the threshold, target and maximum payment levels for cash bonuses paid to the named individuals under our annual cash incentive compensation program.

(3)       Amounts in this column represent the number of RSUs granted under our Incentive Award Plan to each named executive officer during the fiscal year ended December 31, 2015, in accordance with the award agreement and the executive’s severance agreement, which is discussed in greater detail below.

(4)       The grant date fair values of RSUs were in accordance with the ASC Topic 718. The grant date fair value may differ from the amount realized by our executives if and when their RSUs vest.

Outstanding Equity Awards at Fiscal-Year End

The table below provides the information concerning RSUs granted to our named executive officers that have not vested and are outstanding at fiscal year ended December 31, 2015. During our last fiscal year, we granted our named executive officers only RSUs that vest based on continued service over time. Accordingly, the table below omits the columns for “Option Awards” and “Equity Incentive Plan Awards.”

	Stock Awards
Name and Principal Position	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Mark T. Alfieri Chief Executive Officer, President, Chief Operating Officer and Director	201,106	1,962,795
Daniel Swanstrom, II Executive Vice President and Chief Financial Officer	14,895	145,375
Howard S. Garfield Senior Vice President—Planning, Chief Accounting Officer, Treasurer and Assistant Secretary (3)	—	—
Margaret M. “Peggy” Daly Executive Vice President—Property Management	44,361	432,963
Daniel J. Rosenberg Senior Vice President, General Counsel and Secretary	54,443	531,364

(1)       Amounts in this column represent the number of RSUs granted to each named executive officer that have not vested as of December 31, 2015. So long as the executive remains continuously employed by the Company through the applicable vesting date, 33 1/3% of the total number of RSUs granted will vest 13 months after the grant date and on the second and third anniversaries of the grant date. In addition, 100% of the RSUs will vest upon a “change in control,” death or “disability” of the executive, or upon termination of employment by either the Company without “cause” or the executive for “good reason” (as each specified term is defined in the executive’s severance agreement, which is discussed in detail under the section titled “Severance Agreements,” below). The RSUs include dividend equivalent rights that entitle the executive to a cash payment on each date, before the RSUs are settled, that the Company makes a dividend payment on its common stock to its stockholders. The amount of the dividend equivalent payment is equal to the product of (x) the amount of the dividend payable per share of common stock multiplied against (y) the number of unsettled RSUs awarded to the executive.

(2)       The aggregate market value of the RSUs that have not vested is computed by multiplying the closing market price of the Company’s common stock on December 31, 2015 by the total number of then-unvested RSUs.

(3)       During 2015, Mr. Garfield served as our Executive Vice President until October 26, 2015 and our Chief Financial Officer until November 4, 2015.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock awards granted to our named executive officers that vested during the year ended December 31, 2015. We grant no stock options.

	Stock Awards
Name and Principal Position	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Mark T. Alfieri Chief Executive Officer, President, Chief Operating Officer and Director	31,073	277,793
Daniel Swanstrom, II Executive Vice President and Chief Financial Officer	—	—
Howard S. Garfield Senior Vice President—Planning, Chief Accounting Officer, Treasurer and Assistant Secretary (3)	104,504	1,035,732
Margaret M. “Peggy” Daly Executive Vice President—Property Management	4,616	41,267
Daniel J. Rosenberg Senior Vice President, General Counsel and Secretary	5,665	50,645

(1)       Amounts in this column represent the number of RSUs granted to our named executive officers that have vested as of December 31, 2015.

(2)       The aggregate market value of the RSUs that have vested is computed by multiplying the closing market price of the Company’s common stock on the date of vesting, which ranged from $8.94 to $10.05 per share, by the total number of vested RSUs.

(3)       During 2015, Mr. Garfield served as our Executive Vice President until October 26, 2015 and our Chief Financial Officer until November 4, 2015.

Nonqualified Deferred Compensation

The following table sets forth certain information regarding non-tax qualified compensation deferred during the year ended December 31, 2015, under our equity incentive plan for the named executive officers. The deferred compensation consists of shares of our common stock that will be issued with respect to RSUs granted to our named executive officers. As described in more detail under the heading “Long-Term Equity Incentive Compensation,” the RSUs design and structure were intended to reward our executives based upon the achievements of the Company and individual performance. Regardless of the vesting of the RSUs, if the executive has executed a deferral election form, the settlement date specified in such form will apply and no shares of stock will be issued to the executive until the delayed settlement date. The executive may defer settlement until the earlier of (a) the executive’s separation from service, the executive’s death or a change of control of the Company or (b) a date chosen by the executive that is at least three years from the grant date. During the deferral period, the executive would receive dividend equivalents on the deferred shares in the form of quarterly cash payments. See “— Long-Term Equity Incentive Compensation” for additional information regarding the RSUs.

NONQUALIFIED DEFERRED COMPENSATION TABLE

FOR THE 2015 FISCAL YEAR

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Mark T. Alfieri	277,793	—	9,322	—	303,272

(1)       The amounts in this column represent RSUs that vested on February 13, 2015. The number of RSUs for Mr. Alfieri is 31,073 RSUs. The value of the RSUs awards on the vesting date on February 13, 2015 is reported in the “Option Exercises and Stock Vested” table.

(2)       Based on a per share price of $9.76, which was the closing price per share of our common stock on December 31, 2015.

Severance Agreements

Effective as of December 15, 2014, we entered into Severance Agreements (collectively, the “Severance Agreements”) with each of the following named executive officers: Mark T. Alfieri, our Chief Executive Officer, President and Chief Operating Officer; Howard S. Garfield, our Senior Vice President—Planning, Chief Accounting Officer, Treasurer and Assistant Secretary; Daniel J. Rosenberg, our Senior Vice President, General Counsel and Secretary; and Margaret M. “Peggy” Daly, our Executive Vice President—Property Management. These Severance Agreements replace all prior employment agreements between the Company and the executive officers and there is no term limit provided for in the Severance Agreements. On August 21, 2015, the Company entered into a severance agreement with Mr. Swanstrom, effective October 26, 2015, in substantially the same form as those entered into with our other executive officers.

Under the Severance Agreements, we are required to provide the executive officer the sum of the executive officer’s base salary earned through the date of termination of the executive officer’s employment, unpaid expense reimbursements, unused paid time off accrued through the date of termination, any vested benefits the executive officer may have under our employee benefit plans through the date of termination, and, except in the case of the executive officer’s termination for “cause” (as defined in the Severance Agreements), any awarded and unpaid cash incentive compensation that the executive officer earned on or before the date of termination (the “Accrued Benefit”). In addition, each executive officer will have the right to additional compensation and benefits depending upon the manner of termination of employment, as summarized below.

We may terminate an executive officer’s employment under the Severance Agreements with or without “cause,” defined as, among other things, the executive officer’s dishonest or fraudulent action, willful misconduct or gross negligence in the conduct of his or her duties to us, or the executive officer’s material breach of the Severance Agreement. In addition, each executive officer may terminate his or her employment under the Severance Agreement for any reason, including but not limited to “good reason,” defined as, among other things, a material breach of the Severance Agreement by the Company. If the executive officer’s employment is terminated by us without “cause” or by the executive officer for “good reason”:

•                  in addition to the Accrued Benefit, we will pay the executive officer (i) the pro rata portion of any cash incentive compensation which would have been earned by the executive officer during such year of termination had the executive officer remained employed the entire year (the “Pro-Rated Bonus”) and (ii) an amount equal to the product of (1) a “Severance Multiple,” equal to 2.6 for Mr. Alfieri, 2.25 for Mr. Swanstrom, 2.0 for Mr. Garfield, 2.0 for Ms. Daly and 2.0 for Mr. Rosenberg; and (2) the sum of: (a) the executive officer’s annual base salary; plus (b) the average of the annual cash incentive compensation received by the executive officer each year during the last three years of his or her employment with the Company (provided that for 2015 the annual cash incentive compensation received by Mr. Swanstrom shall be deemed to be 100% of his annual base salary);

•                  all equity awards with time-based vesting will immediately vest in accordance with their terms, and each equity award with performance vesting which has been granted or would otherwise have been granted to the executive officer during the applicable performance period/calendar year in the ordinary course will vest at an amount based on our performance from the commencement of the performance period through the end of the performance period, multiplied by a fraction, the numerator of which will be equal to the number of days the executive officer was employed by us from the commencement of the performance period through the date of termination and the denominator of which will be equal to the total number of days in the performance period; and

•                  if the executive officer was participating in our group medical, vision and dental plan immediately prior to the date of termination, then we will pay to the executive officer a lump sum payment equal to: (1) 18 times the amount of the monthly employer contribution that we made to an insurer to provide these benefits to the executive officer and his or her dependents in the month immediately preceding the date of termination; plus (2) the amount we would have contributed to their health reimbursement arrangement for 18 months from the date of termination if the executive officer had remained employed by us.

On August 21, 2015, we amended the Severance Agreement with Mr. Garfield, effective October 26, 2015 (the “Amendment”), to provide that the following will not permit Mr. Garfield to resign for “good reason” as defined in his Severance Agreement dated December 15, 2014: the appointment of Mr. Swanstrom, the new title, role and responsibilities for Mr. Garfield, and the new base pay for Mr. Garfield.  In return, we agreed to immediately vest all outstanding RSUs that Mr. Garfield has received to date. However, as a condition of such immediate vesting, and for a period of one year following the date of such accelerated vesting, Mr. Garfield is generally precluded from selling, transferring, or otherwise disposing in any manner any of the shares of stock transferred in settlement of such vested RSUs, and that for an additional one year period, Mr. Garfield is generally precluded from selling, transferring, or otherwise disposing in any manner of one-half of the shares of stock transferred to Mr. Garfield in settlement of such vested RSUs.

Upon a “change in control” (as defined in the Severance Agreements) of the Company, each Severance Agreement provides that all equity awards with time-based vesting will immediately vest and each equity award with performance vesting which has been granted or would otherwise have been granted to the executive officer during the applicable performance period/calendar year in the ordinary course will vest, without any proration, based on our achievement of performance goals from the commencement of the performance period through the end of the calendar month immediately preceding the change in control.

In the event that an executive officer’s employment is terminated on account of the death or disability of the executive officer, each Severance Agreement provides that we will pay the executive officer (or his or her authorized representative or estate):

•                  the Accrued Benefit;

•                  lump sum payment equal to 100 percent of his or her annual base salary; and

•                  the Pro-Rated Bonus.

Upon the date of termination on account of death or disability of the executive officer, all equity awards with time-based vesting will immediately fully vest in accordance with their terms and become non-forfeitable. Each equity award with performance vesting which has been granted or would otherwise have been granted to the executive officer during the applicable performance period/calendar year in the ordinary course shall vest at an amount based upon our achievement of performance goals through the end of the performance period, multiplied by a fraction, the numerator of which will be equal to the number of days the executive officer was employed by us from the commencement of the performance period through the date of termination and the denominator of which will be equal to the total number of days in the performance period.

The Severance Agreements contain customary restrictive covenants including non-competition and non-solicitation provisions that apply during the term of the executive officer’s employment with the Company and for 15 months thereafter.

Potential Payments upon Termination or Change of Control

The following table summarizes the potential cash payments and estimated equivalent cash value of benefits that would be payable to our executives under the terms of their severance agreements described above upon termination of those agreements under the various scenarios listed below, assuming the event took place on December 31, 2015 (without regard to any potential reductions required under the severance agreements for amounts in excess of Section 280G thresholds):

The amounts described above do not include payment or benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment, including, but not limited to, accrued vacation.

Name and Principal Position	Without Cause/ For Good Reason(1)(2)	Change-in-Control (Termination Without Cause/ For Good Reason) (1)(2)	Death/Disability(3)
Mark T. Alfieri Chief Executive Officer, President, Chief Operating Officer and Director	$6,262,985	$6,262,985	$1,320,818
Daniel Swanstrom, II Executive Vice President and Chief Financial Officer	$1,860,741	$1,860,741	$650,000
Howard S. Garfield Senior Vice President—Planning, Chief Accounting Officer, Treasurer and Assistant Secretary	$1,839,520	$1,839,520	$656,016
Margaret M. “Peggy” Daly Executive Vice President—Property Management	$1,771,217	$1,771,217	$572,386
Daniel J. Rosenberg Senior Vice President, General Counsel and Secretary	$1,686,744	$1,686,744	$453,348

(1)     Average of annual cash incentive compensation is calculated using the amount earned in 2015 but not paid until 2016.  Similarly, the cash incentive compensation amounts earned in 2013 and 2014 were not paid until 2015 and 2016, respectively.

(2)     Amount includes RSUs earned in 2015 but not granted until 2016.

(3)     Pro-Rated Bonus is the amount earned in 2015 but not paid until 2016.

Compensation Committee Interlocks and Insider Participation

During 2015, Jonathan L. Kempner, Sami S. Abbasi, Roger D. Bowler, David D. Fitch and E. Alan Patton served as members of the Compensation Committee. During 2015:

•                  none of our executive officers was a director of another entity where one of that entity’s executive officers served on the Compensation Committee,

•                  no member of the Compensation Committee was during the year or formerly an officer or employee of the Company or any of its subsidiaries,

•                  no member of the Compensation Committee entered into any transaction with our Company in which the amount involved exceeded $120,000,

•                  none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on the Compensation Committee, and

•                  none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on our board of directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires each director, officer and individual beneficially owning more than 10% of a registered security of the Company to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5) of our common stock. These specified time frames require the reporting of changes in ownership within two business days of the transaction giving rise to the reporting obligation. Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the copies of such forms furnished to the Company during and with respect to the fiscal year ended December 31, 2015, or written representations that no additional forms were required, we believe that all required Section 16(a) filings were timely and correctly made by reporting persons during 2015, except as noted below. Messrs. Garfield, Rosenberg, and Odland, and Ms. Daly were each late in filing a Form 4 reporting shares withheld from issuance on February 13, 2015 in accordance with the applicable award agreement in order to satisfy tax withholding requirements.

OWNERSHIP OF EQUITY SECURITIES

The following table sets forth information as of April 15, 2016, regarding the beneficial ownership of our common stock and Series A Preferred Stock by each person known by us to beneficially own more than 5% of the outstanding shares of such classes of stock, each of our directors, each of our executive officers, and our directors and executive officers as a group based on representations of officers and directors of the Company and filings through April 15, 2016 received by the Company on Schedule 13G or Schedule 13D under the Exchange Act. All such information was provided by the stockholders listed and reflects their beneficial ownership known by the Company.

Name of Beneficial Owner	Class of Stock	Amount and Nature of Beneficial Ownership (a)	Percentage of Class (b)
Behringer Harvard Multifamily REIT I Services Holdings, LLC (c) (d)	Series A Preferred Stock	10,000	100%
	Common Stock	23,767	*
Robert S. Aisner (d) (e) (f)	Common Stock	6,138	*
Sami S. Abbasi (f) (g)	Common Stock	2,000	*
Roger D. Bowler (f) (g)	Common Stock	4,000	*
Michael D. Cohen (d) (e) (h)	Common Stock	3,107	*
David D. Fitch (f) (g)	Common Stock	4,700	*
Tammy K. Jones(f) (g)	—	—	—
Jonathan L. Kempner (f) (g)	Common Stock	10,000	*
E. Alan Patton (f) (g)	Common Stock	15,000	*
Timothy J. Pire (f) (g)	Common Stock	1,000	*
Mark T. Alfieri (f) (g)	Common Stock	14,139	*
Margaret M. Daly (f) (g)	Common Stock	16,588	*
Howard S. Garfield (f) (g)(i)	Common Stock	100,609	*
Daniel J. Rosenberg (f) (g)	Common Stock	20,473	*
Daniel Swanstrom, II (f) (g)	—	—	—
All current directors and executive officers as a group (18 persons)	Common Stock	233,444	*
MIRELF V REIT Investments LLC (j)	Common Stock	13,047,537	7.82%
The Vanguard Group, Inc.(k)	Common Stock	22,665,790	13.60%
BlackRock Inc.(l)	Common Stock	10,799,972	6.48%

*                         Represents less than 1%

(a)         Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares.

(b)         The percentage of beneficial ownership is calculated based on 166,754,309 shares of common stock and 10,000 shares of Series A Preferred Stock outstanding, as of April 15, 2016.

(c)          Behringer Harvard Multifamily REIT I Services Holdings, LLC, which owns 10,000 shares of Series A Preferred Stock, is an indirect subsidiary of Behringer Harvard Holdings, LLC, which beneficially owns 23,767  shares of our common stock. Robert M. Behringer is the beneficial owner of approximately 40% of the outstanding limited liability company interests and beneficially controls the voting of approximately 73% of the outstanding limited liability company interests of Behringer Harvard Holdings, LLC.

(d)         Address is 15601 Dallas Parkway, Suite 600, Addison, Texas 75001.

(e)          Does not include 23,767 shares of common stock owned by Behringer Harvard Holdings, LLC, of which Mr. Aisner controls the disposition of approximately 4% of the limited liability company interests, or 10,000 shares of Series A Preferred Stock owned by Behringer Harvard Multifamily REIT I Services Holdings, LLC, an indirect subsidiary of Behringer Harvard Holdings, LLC.

(f)           In addition to the reported shares, as of March 14, 2016, Mr. Aisner owned 15,526.945 RSUs, Mr. Abbasi owned 18,517.975 RSUs, Mr. Bowler owned 18,517.975 RSUs, Mr. Fitch owned 16,025.453 RSUs, Mr. Kempner owned 18,517.975 RSUs, Mr. Patton owned 18,517.975 RSUs, Mr. Alfieri owned 379,488.66 RSUs, Ms. Daly owned 65,012.303 RSUs, Mr. Garfield owned 62,130 RSUs, Mr. Rosenberg owned 65,666.69 RSUs and Mr. Swanstrom owned 39,570 RSUs. Each such RSU relates to one share of our common stock and is subject to future vesting and/or settlement provisions.

(g)          Address is 5800 Granite Parkway, Suite 1000, Plano, Texas 75024.

(h)         Does not include 23,767  shares of common stock owned by Behringer Harvard Holdings, LLC, of which Mr. Cohen controls the disposition of approximately 7% of the limited liability company interests, or 10,000 shares of Series A Preferred Stock owned by Behringer Harvard Multifamily REIT I Services Holdings, LLC, an indirect subsidiary of Behringer Harvard Holdings, LLC. Includes 3,107 shares owned by a trust for the benefit of Mr. Cohen’s spouse. Mr. Cohen disclaims beneficial ownership of such shares.

(i)             Includes 91,411 shares of common stock that are subject to restrictions on disposition in accordance with the amendment to the Severance Agreement between Mr. Garfield and the Company and 9,198 that are not subject to such restrictions.

(j)            The number of shares reported is based solely on a Schedule 13D/A filed on February 19, 2016. The Schedule 13D/A indicates that the reporting person / entities hold shared voting power and dispositive power with respect to all of the shares, and that the address of each reporting person / entity is 410 Park Avenue, 10th Floor, New York, New York 10022.

(k)         The number of shares reported is based on a Schedule 13G/A filed on February 10, 2016. The Schedule 13G/A indicates that the reporting person / entities hold shared voting power and dispositive power with respect to some of the shares, and that the address of each reporting person / entity is 100 Vanguard Blvd., Malvern, PA  19355.

(l)             The number of shares reported is based on a Schedule 13G filed on January 28, 2016. The Schedule 13G indicates that the reporting person / entities hold sole voting power and dispositive power with respect to all of the shares, and that the address of each reporting person / entity is 55 East 52nd Street, New York, NY 10055.

AUDIT MATTERS

Audit Committee Report

The Audit Committee reviews our financial reporting process on behalf of the board of directors.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, regarding the fair and complete presentation of the Company’s results.  The Audit Committee has discussed significant accounting policies applied by the Company in its audited financial statements, as well as alternative treatments.  Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm.  The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the Auditing Standards No. 16, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm its independence from the Company and its management, including the matters in the written disclosures and the letter provided to the Audit Committee by the independent registered public accounting firm, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.  The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit.  The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, the evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, on February 23, 2016, the Audit Committee recommended to the board of directors, and the board of directors then approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and filed the Form 10-K with the SEC on February 26, 2016.  In addition, the Audit Committee has selected, and the board of directors has ratified the selection of, the Company’s independent registered public accounting firm.  The following independent directors, who constitute all of the Audit Committee, provide the foregoing report.

AUDIT COMMITTEE:

Sami S. Abbasi, Chairman
Roger D. Bowler
Jonathan L. Kempner
E. Alan Patton

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either Act.

Independent Registered Public Accounting Firm

Deloitte & Touche LLP (“Deloitte”) has served as our independent registered public accounting firm since November 14, 2006.  Our management believes that Deloitte is knowledgeable about our operations and accounting practices and is well qualified to act as our independent registered public accounting firm.  The Audit Committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interests.  Any such decision would be disclosed to the stockholders in accordance with applicable securities laws.

Representatives of Deloitte have been invited and are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Other Fees

The following table presents fees for professional services rendered by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for the audits of our annual financial statements for the years ended December 31, 2015 and 2014:

	2015	2014
Audit fees (a)	$1,111,100	$575,000
Audit-related fees (b)	188,500	25,000
Tax fees (c)	—	—
All other fees	—	—
Total fees	$1,299,600	$600,000

(a)         Audit fees consist principally of fees for the audit of our annual consolidated financial statements, beginning in 2015 the audit of our internal controls over financial reporting and review of our consolidated financial statements included in our quarterly reports on Form 10-Q.

(b)         Audit-related fees consist of professional services performed in connection with a review of registration statements, as amended, for the public offerings of our common stock audits and reviews of historical financial statements for property acquisitions (including compliance with the requirements of Rules 3-05, 3-06, 3-09 or 3-14).

(c)          Tax fees consist principally of assistance with matters related to tax compliance, tax planning and tax advice.

The Audit Committee considers the provision of these services to be compatible with maintaining the independence of Deloitte.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee must approve any fee for services to be performed by our independent registered public accounting firm in advance of the service being performed. For proposed projects using the services of our independent registered public accounting firm that are expected to cost under $25,000, the Audit Committee will be provided information to review and must approve each project prior to commencement of any work. For proposed projects using the services of our independent registered public accounting firm that are expected to cost $25,000 and over, the Audit Committee will be provided with a detailed explanation of what is being included and asked to approve a maximum amount for specifically identified services in each of the following categories: (a) audit fees; (b) audit-related fees; (c) tax fees; and (d) all other fees for any services allowed to be performed by the independent registered public accounting firm. If additional amounts are needed, the Audit Committee must approve the increased amounts prior to the previously approved maximum being reached and before the additional work may continue. Approval by the Audit Committee may be granted at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications. We will report the status of the various types of approved services and fees, and cumulative amounts paid and owed, to the Audit Committee on a regular basis.

The Audit Committee approved all of the services provided by, and fees paid to, Deloitte or its affiliates during the years ended December 31, 2015 and 2014.

CERTAIN TRANSACTIONS

Policies and Procedures with Respect to Related Party Transactions

We do not currently have written formal policies and procedures for the review, approval or ratification of transactions with related persons, as defined by Item 404 of Regulation S-K of the Exchange Act. Under that definition, transactions with related persons are transactions in which we were or are a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. Related parties include any executive officers, directors, director nominees, beneficial owners of more than 5% of our voting securities and immediate family members of any of the foregoing persons.

Related Party Transactions

Each of Robert S. Aisner, who has served as one of our directors since December 2007, and Michael D. Cohen, who has served as one of our directors since March 2016, is a Behringer Nominee and has an indirect ownership interest in Behringer entities that have benefited or may benefit from the transactions described below.  In addition, all of our executive officers have had indirect ownership interests in Behringer entities that have benefited or may benefit from the transactions described below.  However, effective November 5, 2014, each of our current executive officers has assigned the proceeds, if any, received from any such interests, less applicable taxes, to the Company.

As we have previously disclosed, on June 30, 2014, we completed the self-management transaction contemplated by the Modification Agreement.  Prior to the completion of the self-management transaction, we relied on Behringer to provide services and personnel for our management and day-to-day operations.  Following the completion of the self-management transaction, Behringer provided certain services including acquisition and advisory, property management, and asset management services which terminated on June 30, 2014 and capital market services which terminated on June 30, 2015.

For the year ended December 31, 2015, Behringer earned debt financing fees of approximately $0.2 million. In addition, certain acquisition and advisory fees and other reimbursements are still subject to true-up and reconciliations as of December 31, 2015.

Certain Contributions to Tax Exempt Organizations

The Company has not made any contributions to any tax exempt organization in which any non-employee director serves or has served as an executive officer within the preceding three years which, for in any single fiscal year, exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues.

PROPOSALS YOU MAY VOTE ON

Your vote is very important.  Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy as soon as possible.  You may submit your proxy for the Annual Meeting by completing, signing, dating and returning the enclosed proxy card in the pre-addressed, postage-paid envelope provided or by using the telephone or the Internet.  For specific instructions on how to vote your shares, please refer to the instructions on the proxy card.

PROPOSAL 1 —

ELECTION OF DIRECTORS

The board of directors has proposed the following nominees for election as directors, each to serve for a term ending at the 2017 Annual Meeting of Stockholders:

•                  Robert S. Aisner

•                  Mark T. Alfieri

•                  Michael D. Cohen

•                  David D. Fitch

•                  Tammy K. Jones

•                  Jonathan L. Kempner

•                  W. Benjamin Moreland

•                  E. Alan Patton

•                  Timothy J. Pire

Each nominee currently serves as a director and, if reelected as a director, will continue in office until his successor has been elected and qualified, or until his earlier death, removal, resignation or retirement.  The persons named in the enclosed proxy card intend to vote the proxy for the election of each of the nine nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees. Stockholders may not vote for persons not named in this Proxy Statement to serve as a director.

Each nominee for election as a director has consented to being named in this Proxy Statement and we expect each nominee for election as a director to be able to serve if elected.  If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the board of directors chooses to reduce the number of directors serving on the board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

ALL NOMINEES TO BE ELECTED AS DIRECTORS.

PROPOSAL 2 —

NON-BINDING, ADVISORY VOTE ON NAMED EXECUTIVE

OFFICER COMPENSATION

At our 2014 Annual Meeting of Stockholders, our stockholders voted on a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers (a “Say-on-Pay Vote”), among other matters. A majority of the votes cast on the frequency proposal were cast in favor of holding a Say-on-Pay Vote every year, which was consistent with the recommendation of our board of directors. Our board of directors currently intends for the Company to hold a Say-on-Pay Vote every year at least until the 2020 Annual Meeting of Stockholders, which is the next required advisory vote on the frequency of holding a Say-on-Pay Vote.

Accordingly, we are seeking a vote upon a non-binding advisory resolution to approve the compensation arrangements with our named executive officers as disclosed in the section of this Proxy Statement entitled “Executive Compensation—Compensation Discussion and Analysis.” Accordingly, the Company is providing stockholders with the opportunity to approve the following non-binding, advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE “FOR” THIS RESOLUTION.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this Proxy Statement.  This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this Proxy Statement.  Please read the “Compensation Discussion and Analysis” beginning on page 18 for additional details about our executive compensation program.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company or the Compensation Committee.  However, the Compensation Committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal, along with other relevant factors, into account in its future decisions regarding the compensation of our named executive officers.

PROPOSAL 3 —

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, you and the other stockholders will vote on the ratification of the appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2016.

The Audit Committee has appointed Deloitte as our independent registered public accounting firm for the year ending December 31, 2016.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. In making its determination regarding whether to appoint or retain a particular independent registered public accounting firm, the Audit Committee takes into account the opinions of management in assessing the independent registered public accounting firm’s qualifications, performance and independence. Notwithstanding its appointment of Deloitte, the Audit Committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interests. If the appointment of Deloitte is not ratified by our stockholders, the Audit Committee may consider whether it should appoint another independent registered public accounting firm.

During the year ended December 31, 2015, Deloitte served as our independent registered public accounting firm. Deloitte has served as our independent registered public accounting firm since November 2006. We expect that Deloitte representatives will be present at the Annual Meeting and they will have the opportunity to make a statement if they desire to do so. In addition, we expect that the Deloitte representatives will be available to respond to appropriate questions posed by stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF

DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2016.

ADDITIONAL INFORMATION

Householding

With the consent of affected stockholders, the SEC permits us to send a single copy of our Annual Report and this Proxy Statement to any household at which two or more stockholders reside if they appear to be members of the same family.  Each stockholder continues to receive a separate proxy card.  The procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing costs.  Only one copy of this Proxy Statement and our Annual Report will be sent to certain stockholders who share a single address, unless any stockholder residing at that address has given contrary instructions.

We will promptly deliver, upon written or oral request, a separate copy of this Proxy Statement and our Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered.  If any stockholder residing at such an address desires at this time to receive a separate copy of this Proxy Statement and our Annual Report or if any such stockholder wishes to receive a separate proxy statement and annual report in the future, the stockholder should contact the Company at the following address or telephone number:  5800 Granite Parkway, Suite 1000, Plano, Texas 75024, 469.250.5500.  Likewise, if any stockholder residing at one household currently receives multiple copies of these documents and would like to receive one set in the future, please contact us.

Stockholder Proposals

The rules promulgated by the SEC require that any nomination or proposal by a stockholder for inclusion in the proxy materials for the 2017 Annual Meeting of Stockholders must be received by us no later than December 27, 2016.  Under such rules, we are not required to include stockholder proposals in our proxy materials unless certain other conditions specified in the rules are met.  However, if we hold our 2016 Annual Meeting before May 30, 2017, or after July 29, 2017, stockholders must submit nominations or proposals for inclusion in our 2017 proxy statement within a reasonable time before we begin to print our proxy materials.

In addition, nominations by stockholders of candidates for director or proposals of other business by stockholders not intended to be included in our proxy materials must be submitted in accordance with our bylaws.  Our bylaws currently provide that, in order for a stockholder to bring any business or nominations before the Annual Meeting of Stockholders, certain conditions set forth in Section 2.12 of our bylaws must be complied with, including, but not limited to, delivery of notice, not less than 120 days nor more than 150 days prior to the first anniversary of the mailing of the notice for the Annual Meeting held in the prior year.  Accordingly, under our current bylaws, a stockholder nomination or proposal intended to be considered at the 2017 Annual Meeting of Stockholders must be received by us no earlier than December 27, 2016 and not later than November 27, 2016.  Our Secretary will provide a copy of our bylaws upon written request and without charge.

Stockholder Communications

We have adopted a process for stockholders to send communications to our board of directors.  A description of the manner in which stockholders can send such communications appears above under “Communication with Directors” and can also be found on the website maintained for us at www.monogramres.com.

OTHER MATTERS

We are not aware of any other matter to be presented for action at the Annual Meeting other than those mentioned in the Notice of 2016 Annual Meeting and referred to in this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS,

Daniel J. Rosenberg
Senior Vice President, General Counsel and Secretary

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. MONOGRAM RESIDENTIAL TRUST INC. 5800 GRANITE PARKWAY, SUITE 1000 PLANO, TX 75024 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Robert S. Aisner 06 Jonathan L. Kempner 02 Mark T. Alfieri 07 W. Benjamin Moreland 03 Michael D. Cohen 08 E. Alan Patton 04 David D. Fitch 09 Timothy J. Pire 05 Tammy K. Jones The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Approve named executive officer compensation on a non-binding advisory basis. For 0 0 Against 0 0 Abstain 0 0 3. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016. NOTE: To vote and otherwise represent the undersigned on any other matter that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000290047_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com MONOGRAM RESIDENTIAL TRUST INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 29, 2016 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY The stockholder hereby appoints Daniel J. Rosenberg, Howard S. Garfield and Mark T. Alfieri, or any of them individually, and each of them, with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side of this ballot, all shares of the Monogram Residential Trust, Inc. common stock or Series A Preferred Stock (as defined in the proxy statement) that the undersigned is entitled to vote as of the record date and, in their discretion, to vote upon such other business that may properly come before the Annual Meeting of Stockholders of the Company to be held at 5800 Granite Parkway, Suite 290, Plano, Texas, on June 29, 2016 at 10:00 a.m. central time, or at any adjournment or postponement thereof, with all powers that the undersigned would possess if present at the meeting. The undersigned hereby acknowledges receipt of the Notice of 2016 Annual Meeting of Stockholders and the accompanying proxy statement, and revokes any proxy heretofore given with respect to such meeting. When shares are held in joint tenants or tenants in common, the signature of one shall bind all unless the Secretary of the Company is given written notice to the contrary and furnished with a copy of the instrument of order that so provides. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person. If this proxy is executed but no direction is given, the votes entitled to be cast by the stockholder will be cast "FOR ALL" nominees in Proposal 1, "FOR" the approval of the compensation of our named executive officers, on an advisory basis, and, "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2016. This proxy will be voted in the discretion of the proxies on any matter other than the proposals set forth on the other side of this ballot that is properly brought before the Annual Meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side 0000290047_2 R1.0.1.25